EXHIBIT 99.3

AMENDED ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA OF MMC’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008.

Marsh & McLennan Companies, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years Ended December 31, (In millions, except per share figures)	2008	2007	2006
Revenue	$11,518	$11,135	$10,293

Expense:
Compensation and benefits	7,181	6,937	6,434
Other operating expenses	3,549	3,344	2,919
Goodwill impairment charge	540	—	—
Operating expenses	11,270	10,281	9,353

Operating income	248	854	940
Interest income	48	95	60
Interest expense	(220)	(267)	(303)
Investment income (loss)	(12)	173	207
Income before income taxes	64	855	904
Income taxes	133	298	269
(Loss) Income from continuing operations	(69)	557	635
Discontinued operations, net of tax	7	1,932	363
Net (loss) income	(62)	2,489	998
Less: net income attributable to non-controlling interests	11	14	8
Net income attributable to MMC	$(73)	$2,475	$990
Basic net (loss) income per share — Continuing operations	$(0.14)	$0.98	$1.12
— Net (loss) income attributable to MMC	$(0.13)	$4.49	$1.77
Diluted net (loss) income per share — Continuing operations	$(0.15)	$0.98	$1.11
— Net (loss) income attributable to MMC	$(0.14)	$4.45	$1.73
Average number of shares outstanding — Basic	514	539	550
— Diluted	514	542	553
Shares outstanding at December 31,	514	520	552

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, (In millions of dollars)	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,685	$2,133
Receivables
Commissions and fees	2,418	2,614
Advanced premiums and claims	86	77
Other	354	302
	2,858	2,993
Less — allowance for doubtful accounts and cancellations	(103)	(119)
Net receivables	2,755	2,874
Other current assets	344	447
Total current assets	4,784	5,454
Goodwill and intangible assets	7,163	7,759
Fixed assets, net	969	992
Pension related assets	150	1,411
Other assets	2,140	1,743
	$15,206	$17,359
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$408	$260
Accounts payable and accrued liabilities	1,688	1,670
Regulatory settlements — current portion	—	177
Accrued compensation and employee benefits	1,224	1,290
Accrued income taxes	66	96
Total current liabilities	3,386	3,493
Fiduciary liabilities	3,297	3,612
Less — cash and investments held in a fiduciary capacity	(3,297)	(3,612)
	—	—
Long-term debt	3,194	3,604
Retirement and postemployment benefits	1,217	709
Liability for errors and omissions	512	596
Other liabilities	1,137	1,104
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value, authorized 6,000,000 shares, none issued	—	—
Common stock, $1 par value, authorized 1,600,000,000 shares, Issued 560,641,640 shares in 2008 and 2007	561	561
Additional paid-in capital	1,245	1,242
Retained earnings	7,237	7,732
Accumulated other comprehensive loss	(2,098)	(351)
Non-controlling interests	38	31
	6,983	9,215
Less — treasury shares at cost, 46,375,622 in 2008 and 40,249,598 in 2007	(1,223)	(1,362)
Total stockholders’ equity	5,760	7,853
	$15,206	$17,359

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, (In millions of dollars)	2008	2007	2006
Operating cash flows:
Net (loss) income	$(62)	$2,489	$998
Adjustments to reconcile net income to cash generated from operations:
Goodwill impairment charge	540	—	—
Depreciation and amortization of fixed assets and capitalized software	332	366	391
Amortization of intangible assets	72	76	97
Provision for deferred income taxes	103	12	60
(Gains)/losses on investments	20	(176)	(222)
(Gains)/losses on disposition of assets	52	(1,833)	(218)
Accrual of stock-based compensation	34	71	116
Changes in assets and liabilities:
Net receivables	270	(321)	(157)
Other current assets	(18)	370	(651)
Other assets	(106)	49	(73)
Accounts payable and accrued liabilities	(149)	(350)	682
Accrued compensation and employee benefits	(76)	(28)	94
Accrued income taxes	(159)	(1,141)	(242)
Other liabilities	(119)	64	(133)
Effect of exchange rate changes	206	49	103
Net cash (used for) provided by operations	940	(303)	845
Financing cash flows:
Proceeds from issuance of debt	—	3	322
Repayments of debt	(260)	(1,120)	(888)
Purchase of treasury shares	(39)	(1,309)	(13)
Issuance of common stock	68	113	135
Dividends paid	(412)	(413)	(374)
Net cash used for financing activities	(643)	(2,726)	(818)
Investing cash flows:
Capital expenditures	(386)	(378)	(307)
Net sales (purchases) of long-term investments	97	211	(15)
Proceeds from sales related to fixed assets	11	11	136
Dispositions	56	3,357	375
Acquisitions	(126)	(206)	(221)
Other, net	—	1	(12)
Net cash provided by (used for) investing activities	(348)	2,996	(44)
Effect of exchange rate changes on cash and cash equivalents	(397)	77	73
(Decrease) Increase in cash and cash equivalents	(448)	44	56
Cash and cash equivalents at beginning of period	2,133	2,089	2,033
Cash and cash equivalents at end of period	1,685	2,133	2,089

Cash and cash equivalents — reported as discontinued operations	—	—	(74)
Cash and cash equivalents — continuing operations	$1,685	$2,133	$2,015

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

For the Years Ended December 31, (In millions, except per share figures)	2008	2007	2006

COMMON STOCK
Balance, beginning and end of year	$561	$561	$561

ADDITIONAL PAID-IN CAPITAL
Balance, beginning of year	$1,242	$1,138	$1,143
SFAS 123(R) periodic compensation costs and implementation adjustment	11	155	90
Issuance of shares under stock compensation plans and employee stock purchase plans and related tax benefits	(8)	(51)	(95)
Balance, end of year	$1,245	$1,242	$1,138

RETAINED EARNINGS
Balance, beginning of year	$7,732	$5,691	$4,989
Net income (loss) attributable to MMC (a)	(73)	2,475	990
Dividend equivalents paid	(10)	(8)	(8)
Dividends declared — (per share amounts: $.80 in 2008, $.76 in 2007, $.51 in 2006)	(412)	(413)	(280)
FIN 48 cumulative charge	—	(13)	—
Balance, end of year	$7,237	$7,732	$5,691

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance, beginning of year	$(351)	$(1,272)	$(756)
Foreign currency translation adjustments (b)	(770)	235	305
Unrealized investment holding losses net of reclassification adjustments (c)	11	(22)	(17)
Net changes under SFAS 158, net of tax (d)	(988)	708	—
Initial adoption of SFAS 158, net of tax	—	—	(905)
Minimum pension liability adjustment (e)	—	—	101
Balance, end of year	$(2,098)	$(351)	$(1,272)

TREASURY SHARES
Balance, beginning of year	$(1,362)	$(299)	$(577)
Purchase of treasury shares	—	(1,300)	—
Acquisitions	—	—	2
Issuance of shares under stock compensation plans and employee stock purchase plans	139	237	276
Balance, end of year	$(1,223)	$(1,362)	$(299)
NON-CONTROLLING INTERESTS
Balance, beginning of year	$31	$23	$42
Net Income attributable to non-controlling interests, net of discontinued operations (e)	11	14	4
Purchase of subsidiary shares from non-controlling interests	—	—	7
Dispositions	—	—	(38)
Other changes	(4)	(6)	8
Balance, end of period	$38	$31	$23
TOTAL STOCKHOLDERS’ EQUITY	$5,760	$7,853	$5,842
TOTAL COMPREHENSIVE (LOSS) INCOME (a+b+c+d+e)	$(1,809)	$3,410	$1,383

The accompanying notes are an integral part of these consolidated statements.

Marsh & McLennan Companies, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1.    Summary of Significant Accounting Policies

Nature of Operations:  Marsh & McLennan Companies, Inc. (“MMC”), a global professional services firm, is organized based on the different services that it offers. Under this organizational structure, MMC’s three business segments are Risk and Insurance Services, Consulting and Risk Consulting & Technology. As noted below, on August 3, 2007 Great-West Lifeco Inc. completed its purchase of Putnam, MMC’s former investment management segment.

As discussed in Note 5, MMC disposed of several businesses from 2006 through 2008, which are classified as discontinued operations in these financial statements.

The Risk and Insurance Services segment provides risk management and insurance broking, reinsurance broking and insurance program management services for businesses, public entities, insurance companies, associations, professional services organizations, and private clients. MMC conducts business in this segment primarily through Marsh and Guy Carpenter.

The Consulting segment provides advice and services to the managements of organizations in the areas of human resource consulting, comprising retirement and investments, health and benefits, outsourcing and talent; and strategy and risk management consulting, comprising management, economic and brand consulting. MMC conducts business in this segment through Mercer and Oliver Wyman Group.

The Risk Consulting & Technology segment provides various risk consulting and related risk mitigation services to corporate, government, institutional and individual clients. These services fall into two main business groups: Consulting, which includes corporate advisory and restructuring services; consulting services and security services; and technology-enabled services. MMC conducts business in this segment through Kroll. During the second quarter of 2009, Kroll sold Kroll Government Services (“KGS”), which has been classified as a discontinued operation in the accompanying consolidated financial statements. In the fourth quarter of 2008, MMC disposed of its U.S. and U.K. restructuring businesses. As described in Note 5, MMC recorded a loss of $28 million on the disposition of the U.K. restructuring businesses. The net assets of the U.K. businesses were written-off upon transfer to the new owners. MMC will receive royalties on future revenue of these businesses over the next four years. The royalties will be recognized when earned under the terms of the contracts and when collectibility is reasonably assured. The transfer of the U.S. restructuring business was financed with a seller note. In accordance with the accounting guidance in Topic 5e, assets and liabilities related to the U.S. restructuring business of approximately $33 million and $22 million, respectively, are included in MMC’s consolidated balance sheet at December 31, 2008. If MMC receives interest and principal payments as scheduled for the U.S. business, it will recover the value of the net assets transferred to the new owners and recognize a gain on the disposal of $18 million.

On August 3, 2007, Great-West Lifeco Inc. completed the purchase of Putnam Investments Trust for $3.9 billion in cash. The purchase included Putnam’s interest in the T.H. Lee private equity business. Items related to Putnam that impacted discontinued operations in 2008 are described in Note 5 to these consolidated financial statements. The pre-tax gain on the transaction and Putnam’s results through August 2, 2007 are included in discontinued operations in the accompanying consolidated statements of income in 2007 and Putnam’s comparative operating results are included in discontinued operations in 2006.

Principles of Consolidation:  The accompanying consolidated financial statements include all wholly-owned and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Fiduciary Assets and Liabilities:  In its capacity as an insurance broker or agent, MMC collects premiums from insureds and, after deducting its commissions, remits the premiums to the respective insurance underwriters. MMC also collects claims or refunds from underwriters on behalf of insureds.

Unremitted insurance premiums and claims are held by MMC in a fiduciary capacity. Interest income on these fiduciary funds amounted to $149 million in 2008, $193 million in 2007, and $180 million in 2006. Since fiduciary assets are not available for corporate use, they are shown in the balance sheet as an offset to fiduciary liabilities.

Fiduciary assets include approximately $900 million of fixed income securities classified as available for sale. Unrealized gains or losses from available for sale securities are recorded in other comprehensive income until the securities are disposed of, or mature. Unrealized gains, net of tax, at December 31, 2008 on these securities were $17 million.

Net uncollected premiums and claims and the related payables were $8.6 billion and $9.2 billion at December 31, 2008 and 2007, respectively. MMC is not a principal to the contracts under which the right to receive premiums or the right to receive reimbursement of insured losses arises. Net uncollected premiums and claims and the related payables are, therefore, not assets and liabilities of MMC and are not included in the accompanying consolidated balance sheets.

In certain instances, MMC advances premiums, refunds or claims to insurance underwriters or insureds prior to collection. These advances are made from corporate funds and are reflected in the accompanying consolidated balance sheets as receivables.

Revenue:  Risk and Insurance Services revenue includes insurance commissions, fees for services rendered and interest income on certain fiduciary funds. Insurance commissions and fees for risk transfer services generally are recorded as of the effective date of the applicable policies or, in certain cases (primarily in MMC’s reinsurance operations), as of the effective date or billing date, whichever is later. Commissions are net of policy cancellation reserves, which are estimated based on historic and current data on cancellations. Fees for non-risk transfer services provided to clients are recognized over the period in which the services are provided, using a proportional performance model. Fees resulting from achievement of certain performance thresholds are recorded when such levels are attained and such fees are not subject to forfeiture.

As part of the sale of MMC Capital’s private equity management business in 2005, MMC retained the right to receive certain performance fees related to the Trident II and Trident III private equity partnerships. MMC has deferred the recognition of such performance fee revenue of $77 million at December 31, 2008. This revenue is based on the investment performance over the life of each private equity fund, and future declines in fund performance from current levels may result in the forfeiture of such revenue. MMC recognizes performance fee revenue when such fees are no longer subject to forfeiture, which for the $77 million noted above, may take a number of years to resolve.

Consulting revenue includes fees paid by clients for advice and services and commissions from insurance companies for the placement of individual and group contracts. Fee revenue for engagements where remuneration is based on time plus out-of-pocket expenses is recognized based on the amount of time consulting professionals expend on the engagement. For fixed fee engagements, revenue is recognized using a proportional performance model. Revenue from insurance commissions not subject to a fee arrangement is recorded over the effective period of the applicable policies. Revenues for asset based fees are recognized on an accrual basis by applying the daily/monthly rate as contractually agreed with the client to the net asset value. On a limited number of engagements, performance fees may also be earned for achieving certain pre-determined performance criteria. Such fees are recognized when the performance criteria have been achieved and agreed to by the client. Expenses incurred by professional staff in the generation of revenue are billed to the client and included in revenue.

Risk Consulting & Technology compensation consists of fees paid by clients. Such fees are typically charged on an hourly, project, or fixed fee basis, and sometimes on a per service or per unit basis. Revenue is recognized as the services are performed pursuant to the applicable contractual arrangements. Revenue related to time and materials arrangements is recognized in the period in which the services are performed. Revenue from hourly or daily rate engagements is recognized as hours are expended at the agreed-upon billing amounts. Revenue related to fixed price arrangements is recognized based upon a proportional performance model. Revenue provided from credit services is recognized when the information is delivered to the customer, either electronically or by other means. The impact of any revisions in estimated total revenue and direct contract costs is recognized in the period in which they become known. Expenses incurred by professional staff in the generation of revenue are billed to the client and included in revenue. Kroll records either billed or unbilled accounts receivable based on case-by-case invoicing determinations. Revenue from sales of software is recognized when the product is shipped, with the exception of royalty-based products, for which revenue is recognized as applicable royalty reports are received. Revenue from software sales is recorded net of estimated customer returns and allowances. Contingent fees are recognized as earned and upon satisfaction of all conditions to their payment.

Cash and Cash Equivalents:  Cash and cash equivalents primarily consist of certificates of deposit and time deposits, with original maturities of three months or less, and money market funds.

Fixed Assets:  Fixed assets are stated at cost less accumulated depreciation and amortization. Expenditures for improvements are capitalized. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is reflected in income. Expenditures for maintenance and repairs are charged to operations as incurred.

Depreciation of buildings, building improvements, furniture, and equipment is provided on a straight-line basis over the estimated useful lives of these assets. Leasehold improvements are amortized on a straight-line basis over the periods covered by the applicable leases or the estimated useful life of the improvement, whichever is less. MMC periodically reviews long-lived assets for impairment whenever events or changes indicate that the carrying value of assets may not be recoverable.

The components of fixed assets are as follows:

December 31, (In millions of dollars)	2008	2007
Furniture and equipment	$1,152	$1,257
Land and buildings	395	410
Leasehold and building improvements	723	699
	2,270	2,366
Less-accumulated depreciation and amortization	(1,301)	(1,374)
	$969	$992

Investment Securities:  MMC holds investments in both public and private companies, as well as certain private equity funds. Publicly traded investments are classified as available for sale in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), and carried at market value. Non-publicly traded investments are carried at cost in accordance with APB Opinion No. 18 (“APB 18”). Changes in the fair value of available for sale securities are recorded in stockholders’ equity, net of applicable taxes, until realized. Securities classified as available for sale under SFAS 115, or carried at cost under APB 18, are considered long-term investments and are included in Other assets in the consolidated balance sheets.

Certain investments, primarily investments in private equity funds, are accounted for using the equity method under APB 18 using a consistently applied three-month lag period. The underlying private equity funds follow investment company accounting, where securities within the fund are carried at fair value. MMC records its proportionate share of the change in fair value of the funds in earnings which amounted to a loss of $11 million in 2008 and gains of $140 million and $153 million in 2007 and 2006, respectively. Securities recorded using the equity method are included in Other assets in the consolidated balance sheets.

Gains, net of incentive compensation, or losses recognized in earnings from the investment securities described above are included in investment income (loss) in the consolidated statements of income. Costs related to management of MMC’s investments, including incentive compensation partially derived from investment income and (loss), are recorded in operating expenses.

Goodwill and Other Intangible Assets:  Goodwill represents acquisition costs in excess of the fair value of net assets acquired. Goodwill is reviewed at least annually for impairment. MMC performs an annual impairment test for each of its reporting units during the third quarter of each year. Fair values of the reporting units are estimated using a market approach or a discounted cash flow model. Carrying values for the reporting units are based on balances at the prior quarter end and include directly identified assets and liabilities as well as an allocation of those assets and liabilities not recorded at the reporting unit level. Other intangible assets that are not deemed to have an indefinite life are amortized over their estimated lives and reviewed for impairment upon the occurrence of certain triggering events in accordance with applicable accounting literature. MMC had no indefinite lived identified intangible assets at December 31, 2008 or 2007.

Capitalized Software Costs:  MMC capitalizes certain costs to develop, purchase or modify software for the internal use of MMC. These costs are amortized on a straight-line basis over periods ranging from three to ten years. Costs incurred during the preliminary project stage and post implementation stage are expensed as incurred. Costs incurred during the application development stage are capitalized. Costs related to updates and enhancements are only capitalized if they will result in additional functionality. Capitalized computer software costs of $214 million and $242 million, net of accumulated amortization of $433 million and $450 million at December 31, 2008 and 2007, respectively, are included in Other assets in the consolidated balance sheets.

Legal and Other Loss Contingencies:  MMC and its subsidiaries are subject to a significant number of claims, lawsuits and proceedings. MMC records liabilities for contingencies including legal costs when it is probable that a liability has been incurred before the balance sheet date and the amount can be reasonably estimated. To the extent such losses can be recovered under MMC’s insurance programs, estimated recoveries are recorded when losses for insured events are recognized. Significant management judgment is required to estimate the amounts of such contingent liabilities and the related insurance recoveries. MMC analyzes its litigation exposure based on available information, including consultation with outside counsel handling the defense of these matters, to assess its potential liability. Contingent liabilities are not discounted.

Income Taxes:  MMC’s tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. Significant judgment is required in determining the annual tax rate and in evaluating uncertain tax positions. On January 1, 2007 MMC adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), to account for the uncertainty in income taxes. Accordingly, MMC reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process, the first step involves recognition. We determine whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority.

Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue. Prior to January 1, 2007, MMC estimated its uncertain income tax obligations in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”), and SFAS 5. MMC recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

Tax law requires items be included in MMC’s tax returns at different times than the items are reflected in the financial statements. As a result, the annual tax expense reflected in the consolidated statements of income is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which benefit has already been recorded in the financial statements. Valuation allowances are established for deferred tax assets when it is estimated that future taxable income will be insufficient to use a deduction or credit in that jurisdiction. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements.

U.S. Federal income taxes are provided on unremitted foreign earnings except those that are considered permanently reinvested, which at December 31, 2008 amounted to approximately $2.2 billion. However, if these earnings were not considered permanently reinvested, the incremental tax liability which otherwise might be due upon distribution, net of foreign tax credits, would be approximately $110 million.

Derivative Instruments:  All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the income statement when the hedged item affects earnings. Change in the fair value attributable to the ineffective portion of cash flow hedges are recognized in earnings.

Concentrations of Credit Risk:  Financial instruments which potentially subject MMC to concentrations of credit risk consist primarily of cash and cash equivalents, commissions and fees receivable and insurance recoverables. MMC maintains a policy providing for the diversification of cash and cash equivalent investments and places its investments in a large number of high quality financial institutions to limit the amount of credit risk exposure. Concentrations of credit risk with respect to receivables are generally limited due to the large number of clients and markets in which MMC does business, as well as the dispersion across many geographic areas.

Per Share Data:  In June 2008, the FASB issued Staff Position No. EITF 03-6-1 (“FSP 03-6-1”) “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This guidance applies to the calculation of earnings per share (“EPS”) for share-based payment awards with rights to dividends or dividend equivalents. The guidance indicates that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and should be included in the computation of basic and dilutive EPS using the two-class method. The Company adopted FSP 03-6-1 effective January 1, 2009. Adoption of this guidance requires retrospective restatement of previously reported financial information. These financial statements reflect the retrospective application of FSP 03-6-1 to all periods presented. The adoption of this new guidance did not have an impact on the fiscal year 2008 for EPS from continuing operations, discontinued operations and net income because the treasury stock method was more dilutive. The impact of the adoption was a decrease in EPS of $.01, $.07, and $.08 for the fiscal year 2007, for EPS from continuing operations, discontinued operations, and net income, respectively, and a decrease in EPS of $.02, $.01, and $.03 for the fiscal year 2006, for EPS from continuing operations, discontinued operations and net income, respectively.

Basic net income attributable to MMC per share and income from continuing operations per share are calculated by dividing the respective after-tax income attributable to common shares by the weighted average number of outstanding shares of MMC’s common stock.

Diluted net income attributable to MMC per share and income from continuing operations per share are calculated by dividing the respective after-tax income attributable to common shares by the weighted average number of outstanding shares of MMC’s common stock, which have been adjusted for the dilutive effect of potentially issuable common shares (excluding those that are considered participating securities). The diluted earnings per share calculation reflects the more dilutive effect of either (a) the two-class method that assumes that the participating securities have not been exercised or (b) the treasury stock method. Reconciliation of the applicable income components used for diluted earnings per share and basic weighted average common shares outstanding to diluted weighted average common shares outstanding is presented below. The following information represents the Company’s current presentation in accordance with the adoption of EITF 03-6-1:

Basic EPS Calculation Continuing Operations
(In millions, except per share figures)	2008	2007	2006
Income (loss) from continuing operations *	$(69)	$557	$635
Less: Non-controlling interests	11	14	8
Income (loss) from continuing operations attributable to MMC	$(80)	$543	$627
Less: Portion attributable to participating securities	(6)	13	12
Income (loss) attributable to common shares for basic earnings per share	$(74)	$530	$615
Basic weighted average common shares outstanding	514	539	550
* Adjusted to reflect the reclassification of KGS to discontinued operations.
Basic EPS Calculation Net Income
(In millions, except per share figures)	2008	2007	2006
Net income (loss) attributable to MMC	$(73)	$2,475	$990
Less: Portion attributable to participating securities	(6)	57	19
Net income (loss) attributable to common shares for basic earnings per share	$(67)	$2,418	$971
Basic weighted average common shares outstanding	514	539	550

Diluted EPS Calculation Continuing Operations
(In millions, except per share figures)	2008	2007	2006
Income (loss) from continuing operations *	$(69)	$557	$635
Less: Non-controlling interests	11	14	8
Income (loss) from continuing operations attributable to MMC	$(80)	$543	$627
Less: Portion attributable to participating securities (1)	—	13	12
Income (loss) attributable to common shares for diluted earnings per share	$(80)	$530	$615
Basic weighted average common shares outstanding	514	539	550
Dilutive effect of potentially issuable common shares	—	3	3
Diluted weighted average common shares outstanding	514	542	553
Average stock price used to calculate common stock equivalents	$27.24	$28.59	$29.06

*	Adjusted to reflect the reclassification of KGS to discontinued operations.
(1)	For the twelve months ended December 31, 2008, earnings per share was more dilutive under the treasury stock method. Therefore, no amounts are allocated to participating securities in these periods.

Diluted EPS Calculation Net Income
(In millions, except per share figures)	2008	2007	2006
Net income (loss) attributable to MMC	$(73)	$2,475	$990
Less: Portion attributable to participating securities (1)	—	58	19
Net income (loss) attributable to common shares for diluted earnings per share	$(73)	$2,417	$971
Basic weighted average common shares outstanding	514	539	550
Dilutive effect of potentially issuable common shares	—	3	3
Diluted weighted average common shares outstanding	514	542	553
Average stock price used to calculate common stock equivalents	$27.24	$28.59	$29.06

(1)	For the twelve months ended December 31, 2008, earnings per share was more dilutive under the treasury stock method. Therefore, no amounts are allocated to participating securities in these periods.

There were 50.7 million, 58.8 million and 64.4 million stock options outstanding as of December 31, 2008, 2007 and 2006, respectively. The calculation above includes approximately 3 million common stock equivalents related to stock options for the years ended December 31, 2007 and 2006. There were one million common stock equivalents in 2008 that would have increased diluted weighted average common shares outstanding, however, they have not been included in the calculation since the Company reported a net loss.

Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may vary from those estimates.

Reclassifications, Adoption of new Accounting Pronouncements and Corrections:   The following tables reconcile the prior income statement presentation to the current presentation reflecting the impact of reclassifying KGS to discontinued operations and the impact of adopting FSP 03-6-1 and SFAS 160 on a retrospective basis for all periods presented.

	Year ended December 31, 2008
(In millions of dollars, except per share figures)	As Reported	Adjustments		As Adjusted
Revenue	$11,587	$(69)	(a)	$11,518

Expense:
Compensation and benefits	7,207	(26)	(a)	7,181
Other operating expenses	3,577	(28)	(a)	3,549
Goodwill impairment charge	540	—		540
Operating expenses	11,324	(54)	(a)	11,270

Operating (loss) income	263	(15)	(a)	248
Interest income	48	—		48
Interest expense	(220)	—		(220)
Investment income (loss)	(12)	—		(12)
Income before income taxes and minority interest	79	(15)	(a)	64
Income taxes	137	(4)	(a)	133
Minority interest, net of tax	11	(11)	(b)	—
Income from continuing operations	(69)	—		(69)
Discontinued operations, net of tax	(4)	11	(a)	7

Net income (loss)	$ (73)	$ 11		$ (62)
Less: net income attributable to non-controlling interests	—	11	(b)	11
Net income (loss) attributable to MMC	$ (73)	$ —		$ (73)
Basic net (loss) income per share
— Continuing operations	$ (0.13)			$ (0.14)
— Net (loss) income attributable to MMC	$ (0.14)			$ (0.13)
Diluted net (loss) income per share
— Continuing operations	$ (0.13)			$ (0.15)
— Net (loss) income attributable to MMC	$ (0.14)			$ (0.14)
Average number of shares outstanding — Basic	514			514
— Diluted	514			514

	Year ended December 31, 2007
(In millions of dollars, except per share figures)	As Reported	Adjustments		As Adjusted
Revenue	$11,177	$(42)	(a)	$11,135

Expense:
Compensation and benefits	6,958	(21)	(a)	6,937
Other operating expenses	3,373	(29)	(a)	3,344
Operating expenses	10,331	(50)	(a)	10,281

Operating (loss) income	846	8	(a)	854
Interest income	95	—		95
Interest expense	(267)	—		(267)
Investment income (loss)	173	—		173
Income before income taxes and minority interest	847	8	(a)	855
Income taxes	295	3	(a)	298
Minority interest, net of tax	14	(14)	(b)	—
Income from continuing operations	538	19		557
Discontinued operations, net of tax	1,937	(5)	(a)	1,932
Net income (loss)	$ 2,475	$ 14		$ 2,489
Net income attributable to non-controlling interests	—	14	(b)	14
Net income (loss) attributable to MMC	$ 2,475	$ —		$ 2,475
Basic net (loss) income per share
— Continuing operations	$ 1.00			$ 0.98
— Net (loss) income attributable to MMC	$ 4.60			$ 4.49
Diluted net (loss) income per share
— Continuing operations	$ 0.99			$ 0.98
— Net (loss) income attributable to MMC	$ 4.53			$ 4.45
Average number of shares outstanding — Basic	539			539
— Diluted	546			542

	Year ended December 31, 2006
(In millions of dollars, except per share figures)	As Reported	Adjustments		As Adjusted
Revenue	$10,340	$(47)	(a)	$10,293

Expense:
Compensation and benefits	6,449	(15)	(a)	6,434
Other operating expenses	2,943	(24)	(a)	2,919
Operating expenses	9,392	(39)	(a)	9,353

Operating (loss) income	948	(8)	(a)	940
Interest income	60	—		60
Interest expense	(303)	—		(303)
Investment income (loss)	207	—		207
Income before income taxes and minority interest	912	(8)	(a)	904
Income taxes	272	(3)	(a)	269
Minority interest, net of tax	8	(8)	(b)	—
Income from continuing operations	632	3		635
Discontinued operations, net of tax	358	5	(a)	363
Net income (loss)	$ 990	$ 8		$ 998
Net income attributable to non-controlling interests	—	8	(b)	8
Net income (loss) attributable to MMC	$ 990	$ —		$ 990
Basic net (loss) income per share
— Continuing operations	$ 1.15			$ 1.12
— Net (loss) income attributable to MMC	$ 1.80			$ 1.77
Diluted net (loss) income per share
— Continuing operations	$ 1.14			$ 1.11
— Net (loss) income attributable to MMC	$ 1.76			$ 1.73
Average number of shares outstanding — Basic	549			550
— Diluted	557			553

(a)	Reclassification of KGS operations to discontinued operations.
(b)	Reclassification related to the adoption of SFAS 160.

Effective January 1, 2009, the Company adopted the new guidance under SFAS 160 related to non-controlling interests. SFAS 160 clarifies that a non-controlling interest in a subsidiary is considered an ownership interest and requires ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity. The amount of consolidated net income attributable to the parent and to the non-controlling interest must be clearly identified on the face of the consolidated statement of income. The adoption of SFAS 160 did not have a material impact on our financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of non-controlling (minority) interests in our consolidated financial statements. As a result of the retrospective presentation and disclosure requirements, the Company has reflected the change in presentation and disclosure for all periods presented.

Certain reclassifications have been made to prior year amounts to conform with current year presentation, in particular with regard to reclassification of certain items between compensation and benefits and other operating expenses in the consolidated income statements amounting to $73 million and $66 million in 2007 and 2006, respectively.

During 2008, MMC recorded corrections to (1) the 2007 tax provision related to the Putnam transaction in the third quarter of 2008; and (2) foreign currency transaction gains and losses related to certain inter-company balances. The correction related to foreign currency transactions represents the net impact of gains arising in 2007 and prior years and a loss arising in 2008, which resulted in a net charge of $17 million in the fourth quarter of 2008. Under relevant accounting guidance, an entity must consider the materiality of errors on both the “iron curtain” and “rollover” methods. Because MMC recorded the adjustment, there is no unrecorded misstatement at December 31, 2008 under the iron curtain method. When considering this error using the rollover method, MMC’s loss from continuing operations in 2008 would have been approximately $30 million higher if the gains related to prior years had been correctly recorded in those prior years. MMC determined that the impact of these corrections was immaterial to its current and prior period financial statements when taken as a whole.

In the first quarter of 2009, MMC changed the presentation in its statement of cash flows for the issuance of certain equity shares related to employee stock compensation plans. Previously, such issuances were shown in the statements of cash flows as a reduction of cash from operating activities and a source of cash from financing activities. MMC determined that these issuances should be presented as non-cash items and that the presentation in the prior periods was not correct. The presentation in the accompanying statements of cash flows has been corrected to conform with the 2009 presentation, resulting in an increase in cash provided from operations (or decrease in cash used by operations in periods where there is a net cash use) and an increase in cash used for financing activities as follows: year ended December 31, 2008—$103 million; year ended December 31, 2007—$82 million; and year ended December 31, 2006—$59 million.

New Accounting Pronouncements:  Effective January 1, 2008, MMC adopted the provisions of SFAS No. 157 related to items that are recognized or disclosed in the financial statements on a recurring basis. SFAS 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and expands required disclosures about fair value measurements. The adoption of SFAS 157 did not have a material impact on MMC’s consolidated financial statements. See Note 10 for further discussion of SFAS 157.

In February 2008, the FASB issued a final Staff Position “Effective Date of FASB Statement No. 157” (“FSP 157-2”) that delays the effective date of SFAS 157 for non-financial assets and non-financial liabilities, until fiscal years beginning after November 15, 2008, except for items that are recognized or disclosed in the financial statements on a recurring basis. MMC adopted the provisions of FSP 157-2 by deferring application of SFAS 157 to the fair value measurement of its reporting units for goodwill impairment and testing purposes, until the first quarter ended March 31, 2009. MMC does not expect the application of SFAS 157 to its non-financial assets to have a material impact on consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits an entity to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adjustment to reflect the difference between fair value and the carrying amount would be accounted for as a cumulative effect adjustment to retained earnings as of the date of adoption. MMC did not elect to adopt the fair value option for any financial assets or liabilities as of January 1, 2008.

On October 10, 2008, the FASB issued Staff Position (“FSP”) No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”. The FSP applies to financial assets within the scope of SFAS 157 “Fair Value Measurements” (“SFAS 157”) and clarifies the application of SFAS 157 in a market that is not active. The FSP also provides guidelines regarding factors to consider when determining whether an investment is other-than-temporarily impaired, including, (1) the nature of the underlying investment (for example, whether the security is debt, equity or a hybrid), (2) the length of time and the extent to which the market value has been less than cost, (3) the financial condition and near-term prospects of the issuer; or (4) the intent and ability of the holder to retain its investment in the issuer for a sufficient time to allow for any anticipated recovery in market value. The FSP was effective October 10, 2008. The SEC and FASB Staff stated that because fair value measurements and the assessment of impairment will likely require significant use of judgment, issuers must be sure to provide investors with clear and transparent disclosures. The FSP did not have a material impact on MMC’s financial condition or reported results.

Future Application of New Accounting Pronouncements:

On December 4, 2007, the FASB issued SFAS 141 (revised 2007), “Business Combinations” (“SFAS 141R”), and SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”).

SFAS 141R requires entities in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose all information needed by investors and other users to evaluate and understand the nature and financial effect of the business combination. This standard is effective for fiscal years beginning after December 15, 2008. The impact of adopting SFAS 141R will depend on the nature and terms of future acquisitions. Remaining valuation allowances for deferred tax assets and uncertain tax positions (liabilities) related to prior business combinations are not material.

In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“The FSP”). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142 by requiring an entity to use its own assumptions adjusted for the entity-specific factors in paragraph 11 of SFAS 142, even when there is likely to be substantial cost or material modifications. This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, with early adoption prohibited. MMC will apply the provisions prospectively to intangible assets acquired beginning January 1, 2009. The adoption of FSP FAS 142-3 on January 1, 2009, will not have a material effect on MMC’s consolidated financial statements.

On November 24, 2008, the FASB ratified EITF Issue No. 08-7 “Accounting for Defensive Intangible Assets” (“Issue No. 08-7”) which provides that a defensive intangible asset should be accounted for as a separate unit of accounting. It should be valued separately from other intangible assets because the defensive intangible asset is separately identifiable. Issue 08-7 also requires defensive intangible assets to be assigned a useful life in accordance with paragraph 11 of

Statement 142. Issue 08-7 will be effective for defensive intangible assets acquired on or after December 15, 2008. The impact of adopting Issue No. 08-7 will depend upon the nature of MMC’s future acquisitions.

On November 24, 2008, the FASB ratified EITF Issue No. 08-6 “Equity Method Investment Accounting Considerations” (“Issue No. 08-06”) to address the impact of business combination accounting under FASB Statement 141R and Statement 160 on the application of the equity method. Issue No. 08-6 requires entities to measure equity-method investments initially at cost and to recognize other-than-temporary impairment of equity-method investments in accordance with APB Opinion 18, “The Equity Method of Accounting for Investments in Common Stock” (“Opinion 18”). Equity-method investors should not separately test an investee’s underlying asset(s) for impairment but they should recognize their share of any impairment charge recorded by an investee in accordance with Opinion 18.

Issue No.08-6 requires equity-method investors to account for a share issuance by an investee as if the investor had sold a proportionate share of its investment. Any gain or loss resulting from an investee’s share issuance should be recognized in earnings. Issue No. 08-6 should be applied prospectively and is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. The impact of Issue No. 08-6 on MMC’s future results will depend on whether transactions within its scope occur in the future.

On December 30, 2008 the FASB issued Staff Position No. FAS 132(R)-1, “Employers’ Disclosures about Post Retirement Benefit Plan Assets” (“The FSP”), an amendment of SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits”. The FSP requires disclosures about fair value measurements of plan assets similar to those required by Statement 157 as well as (a) how investment allocation decisions are made, (b) the major categories of plan assets, and (c) significant concentrations of risk within plan assets. This FSP is effective for fiscal years ending after December 15, 2009. Comparative information for earlier periods is not required at initial adoption. MMC is evaluating the impact of adopting the provisions of this FSP.

2.    Supplemental Disclosures

The following schedule provides additional information concerning acquisitions, interest and income taxes paid:

For the Years Ended December 31, (In millions of dollars)	2008	2007	2006
Purchase acquisitions:
Assets acquired, excluding cash	$249	$173	$200
Issuance of debt and other obligations	(45)	(11)	(32)
Deferred purchase consideration	(78)	44	53
Net cash outflow for acquisitions	$126	$206	$221
Interest paid	$216	$290	$300
Income taxes paid	$200	$1,192	$597

The consolidated cash flow statements include the cash flow impact of discontinued operations in each cash flow category. The cash flow impact of discontinued operations from the operating, financing and investing cash flow categories is as follows:

For the Years Ended December 31, (In millions of dollars)	2008	2007	2006
Net cash provided by operations	$30	$21	$10
Net cash used for financing activities	$—	$(8)	$(52)
Net cash provided by (used for) investing activities	$—	$8	$(26)

The information above excludes the cash flow impacts of the actual disposal transaction related to discontinued operations because MMC believes the disposal transaction to be cash flows attributable to the parent company, arising from its decision to dispose of the discontinued operation.

An analysis of the allowance for doubtful accounts is as follows:

For the Years Ended December 31, (In millions of dollars)	2008	2007	2006
Balance at beginning of year	$119	$156	$157
Provision charged to operations	15	4	11
Accounts written-off, net of recoveries	(16)	(22)	(23)
Effect of exchange rate changes and other	(15)	(19)	11
Balance at end of year	$103	$119	$156

In December 2006, MMC contributed its limited partnership interest in the Trident III private equity fund, valued at $182 million, to its pension plan in the United Kingdom.

3.    Other Comprehensive (Loss) Income

The components of other comprehensive (loss) income are as follows:

For the Years Ended December 31, (In millions of dollars)	2008	2007	2006
Foreign currency translation adjustments	$(770)	$235	$305
Unrealized investment holding gains, net of income tax liability of $4, $2 and $2 in 2008, 2007 and 2006, respectively	12	4	7
Less: Reclassification adjustment for realized gains included in net income, net of income tax liability of $1, $8 and $14 in 2008, 2007 and 2006, respectively	(1)	(26)	(24)
Net changes under SFAS 158, net of income tax (benefit) liability of $(562) in 2008 and $327 in 2007	(988)	708	—
Minimum pension liability adjustment, net of income tax liability of $51 in 2006	—	—	101
	$(1,747)	$921	$389

The components of accumulated other comprehensive loss are as follows:

December 31, (In millions of dollars)	2008	2007
Foreign currency translation adjustments	$(257)	$512
Net unrealized investment gains	25	14
Net charges under SFAS 158	(1,866)	(877)
	$(2,098)	$(351)

4.    Acquisitions and Dispositions

During 2008, MMC completed 12 acquisitions, for total purchase consideration of $166 million and also paid $14 million of contingent purchase consideration related to prior acquisitions. The allocation of purchase consideration and contingent purchase consideration paid resulted in acquired goodwill and other intangible assets, amounting to $125 million and $56 million. Estimated fair values of assets acquired and liabilities assumed are subject to adjustment when purchase accounting is finalized.

5.    Discontinued Operations

In 2008, discontinued operations includes four discontinued operations—Putnam, Mediservice, Kroll Government Services and Kroll Crucible—which are discussed in more detail below.

As discussed in Note 1 of these consolidated financial statements included in Amended Item 8, during the second quarter of 2009, Kroll sold Kroll Government Services (“KGS”). Accordingly, we have amended the consolidated results of operations, segment data and related disclosures contained in the notes to the consolidated financial statements to reflect the results of KGS as a discontinued operation.

With regard to Putnam, discontinued operations in 2008 includes (1) the impact of immaterial corrections and other adjustments to the fourth quarter of 2007 tax provision related to the transaction, (2) adjustments to the tax provision to reflect differences between tax returns filed in 2008 and the initial estimated provisions, and (3) interest on liabilities for certain tax-related indemnities provided as part of the transaction. In the first quarter of 2008, Marsh completed the sale of Mediservice, a claims administration operation in Brazil. The gain on this disposal, net of tax, is included in discontinued operations in 2008. In the third quarter of 2008, Kroll completed the sale of Kroll Crucible (“Crucible”), a division of its government services operation. The loss on this disposal, net of tax, is included in discontinued operations in 2008. During the second quarter of 2009, Kroll sold KGS, which is included in discontinued operations.

In 2007, discontinued operations includes the gain on the sale of Putnam as well as Putnam’s operating income through August 2, 2007, and, in 2006, includes the operating income from Putnam, Sedgwick Claims Management Services (“SCMS”), Kroll Security International (“KSI”), KGS and Price Forbes. Discontinued operations in 2006 also include the gain on disposal of SCMS and a charge to reduce the carrying value of Price Forbes’ assets to fair value.

As part of the disposal of Putnam, MMC provided indemnities to GWL with respect to certain Putnam-related litigation and regulatory matters described in Note 16, and certain indemnities related to contingent tax liabilities (the “indemnified matters”). In accordance with the guidelines of FASB Interpretation No. 45 (“FIN 45”), MMC estimated the “fair value” of the indemnities based on a (i) probability weighted assessment of possible outcomes; or (ii) in circumstances where the probability or amounts of potential outcomes could not be determined, an analysis of similar but not identical circumstances prepared by an MMC-affiliated professional economic valuation firm. As required by FIN 45, the amounts recognized are the greater of the estimated fair value of the indemnity or the amount required to be recorded under SFAS No. 5 or FIN 48 (for tax-related matters). The remaining liability related to these indemnities (the “FIN 45 liability”) was approximately $216 million at December 31, 2008. The FIN 45 liability considers the potential settlement amount as well as related defense costs. The matters for which indemnities have been provided are inherently uncertain as to their eventual outcome. The process of estimating “fair value” as required by FIN 45 entails necessarily uncertain assumptions about such future outcomes. Consequently, the ultimate resolution of the matters for which indemnities have been provided may well vary significantly from the liabilities calculated under FIN 45.

The indemnities described above do not have a stated expiration date. MMC is released from risk under the indemnity as the indemnified matters are settled or otherwise resolved. Since MMC is not released from risk under the indemnities simply based on the passage of time, future costs of settlements and/or legal fees related to the indemnified matters will be charged against the FIN 45 liability, so long as they are consistent with the estimated exposure contemplated for such matters in establishing the FIN 45 liability. MMC assesses the status of the indemnified matters each reporting period to determine whether to cease reduction of the FIN 45 liability, and/or whether additional accruals are appropriate under either SFAS 5 (for non-tax related matters) or FIN 48 (for tax related matters). Any future charges or credits resulting from the settlement or resolution of the indemnified matters, or any adjustments to the liabilities related to such matters will be recorded in discontinued operations, in accordance with SFAS 144.

During 2006, MMC completed the sale of several businesses: SCMS in January 2006, Price Forbes in September 2006 and KSI in December 2006. The gain or loss on disposal of these businesses, including any charges to reduce the carrying value to fair value less cost to sell, is included in discontinued operations in 2006.

Price Forbes and SCMS were part of MMC’s Risk and Insurance Services segment, while KSI and KGS were part of MMC’s Risk Consulting & Technology segment. Putnam represented the entire investment management segment.

Summarized Statements of Income data for discontinued operations are as follows:

For the Year Ended December 31, (In millions of dollars)	2008	2007	2006
Revenue	$69	$840	$1,580
Income before provision for income tax	$15	$152	$312
Provision for income tax	4	68	121
Income from discontinued operations, net of tax	11	84	191

Gain on disposal of discontinued operations	29	2,965	298
Provision for income tax	33	1,117	126
Gain on disposal of discontinued operations, net of tax	(4)	1,848	172
Discontinued operations, net of tax	$7	$1,932	$363

The balance sheet data for KGS has not been reclassified and is included in MMC’s consolidated balance sheet at December 31, 2008 and 2007 in the following categories:

(In millions of dollars)	2008	2007
Assets of discontinued operations:
Current assets	$18	$4
Fixed assets, net	2	3
Goodwill and intangible assets	62	62
Total assets of discontinued operations	$82	$69
Liabilities of discontinued operations:
Accounts payable and accrued liabilities	$7	$6
Total liabilities of discontinued operations	$7	$6

6.     Goodwill and Other Intangibles

Under SFAS 142, MMC is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. MMC recorded goodwill impairment charges totaling $540 million in the first and second quarters of 2008, resulting from an interim goodwill impairment test in its Risk Consulting & Technology segment. MMC performs the annual impairment test for each of its reporting units during the third quarter of each year. Fair values of the reporting units are estimated using a market approach or a discounted cash flow model. Carrying values for the reporting units are based on balances at the prior quarter end and include directly identified assets and liabilities as well as an allocation of those assets and liabilities not recorded at the reporting unit level. MMC completed its 2008 annual review in the third quarter of 2008 and concluded that goodwill is not impaired.

See Note 18, which describes a goodwill impairment charge recorded in the second quarter of 2009.

Other intangible assets that are not deemed to have an indefinite life are amortized over their estimated lives and reviewed for impairment upon the occurrence of certain triggering events in accordance with applicable accounting literature.

Changes in the carrying amount of goodwill are as follows:

(In millions of dollars)	2008	2007
Balance as of January 1	$7,388	$7,206
Goodwill impairment	(540)	—
Goodwill acquired	125	119
Disposals	(33)	—
Other adjustments (a)	(115)	63
Balance as of December 31	$6,825	$7,388

(a)	Primarily foreign exchange and purchase accounting adjustments.

Goodwill allocable to each of MMC’s reportable segments is as follows: Risk and Insurance Services $3.7 billion; Consulting $2.0 billion; and Risk Consulting & Technology $1.1 billion.

Amortized intangible assets consist of the cost of client lists, client relationships and trade names acquired. The gross cost and accumulated amortization is as follows:

	2008			2007
December 31, (In millions of dollars)	Gross Cost	Accumulated Amortization	Net Carrying Amount	Gross Cost	Accumulated Amortization	Net Carrying Amount
Amortized intangibles	$681	$343	$338	$706	$335	$371

Aggregate amortization expense for the years ended December 31, 2008, 2007 and 2006 was $72 million, $66 million and $80 million, respectively, and the estimated future aggregate amortization expense is as follows:

For the Years Ending December 31, (In millions of dollars)	Estimated Expense
2009	$ 57
2010	51
2011	44
2012	38
2013	30
Subsequent years	118
$338

7.     Income Taxes

Income before income taxes shown below is based on the geographic location to which such income is attributable. Although income taxes related to such income may be assessed in more than one jurisdiction, the income tax provision corresponds to the geographic location of the income.

For the Years Ended December 31, (In millions of dollars)	2008	2007	2006
Income before income taxes
U.S.	$(854)	$74	$225
Other	918	781	679
	$64	$855	$904
Income taxes:
Current–
U.S. Federal	$(69)	$(26)	$(71)
Other national governments	158	208	224
U.S. state and local	29	67	65
	118	249	218
Deferred–
U.S. Federal	(45)	39	140
Other national governments	112	39	(59)
U.S. state and local	(52)	(29)	(30)
	15	49	51
Total income taxes	$133	$298	$269

The significant components of deferred income tax assets and liabilities and their balance sheet classifications are as follows:

December 31, (In millions of dollars)	2008	2007
Deferred tax assets:
Accrued expenses not currently deductible	$586	$704
Differences related to non-U.S. operations	215	332
Accrued retirement & postretirement benefits — non-U.S. operations	91	—
Accrued retirement benefits U.S.	363	—
Net operating losses (a)	114	101
Income currently recognized for tax	60	51
Other	148	58
	$1,577	$1,246
Deferred tax liabilities:
Unrealized investment holding gains	$14	$8
Differences related to non-U.S. operations	61	160
Depreciation and amortization	152	82
Accrued retirement & postretirement benefits — non-U.S. operations	—	66
Accrued retirement benefits	—	91
Other	57	73
	$284	$480

(a)	Net of valuation allowances of $54 million and $38 million, respectively.

December 31, (In millions of dollars)	2008	2007
Balance sheet classifications:
Current assets	$147	$247
Other assets	$1,146	$519

A reconciliation from the U.S. Federal statutory income tax rate to MMC’s effective income tax rate is shown below.

For the Years Ended December 31,	2008	2007	2006
	%	%	%
U.S. Federal statutory rate	35.0	35.0	35.0
U.S. state and local income taxes — net of U.S. Federal income tax benefit	(34.2)	2.9	2.5
Differences related to non-U.S. operations	(83.4)	(3.0)	(8.0)
Goodwill impairment	275.5	—	—
Meals and entertainment	13.6	1.1	1.1
Dividends paid to employees	—	(.8)	(.5)
Other	1.3	(.3)	(.4)
Effective tax rate	207.8	34.9	29.7

Valuation allowances had a net increase of $16 million in 2008 and $23 million in 2007. During the respective years, adjustments of the beginning of the year balances of valuation allowances increased income tax expense by $8 million in 2008 and $13 million in 2007. None of the cumulative valuation allowances relate to amounts which if realized would reduce goodwill or increase contributed capital in the future. Approximately 80% of MMC’s net operating loss carryforwards expire over various periods from 2009 through 2028, and others are unlimited. In assessing the realizability of deferred tax assets, MMC considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. MMC evaluates all significant available positive and negative evidence, including the existence of losses in recent years and its forecast of future taxable income, in assessing the need for a valuation allowance. The underlying assumptions MMC uses in forecasting future taxable income require significant judgment and take into account MMC’s recent performance. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary differences are deductible. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, and available tax planning strategies, MMC believes it is more likely than not that it will realize the benefits of the deferred tax assets, net of existing valuation allowances at December 31, 2008. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

On January 1, 2007, MMC adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This interpretation requires that MMC recognize in its consolidated financial statements the impact of a tax position when it is more likely than not that the tax position would be sustained upon examination by the tax authorities based on the technical merits of the position. As a result of the implementation of FIN 48, MMC recognized an increase in the liability for unrecognized tax benefits of approximately $13 million, which is accounted for as a reduction to the January 1, 2007 balance of retained earnings. The term “unrecognized tax benefits” in FIN 48 primarily refers to the differences between a tax position taken or expected to be taken in a tax return and the benefit measured and recognized in the financial statements in accordance with the guidelines of FIN 48. Including this increase, MMC had approximately $272 million of total gross unrecognized tax benefits at the beginning of 2007. Of this total, $218 million represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in any future periods. MMC classifies interest and penalties relating to uncertain tax positions in the financial statements as income taxes. The total gross amount of such accrued interest and penalties, before any applicable federal benefit, at January 1, 2007 was $40 million.

Following is a reconciliation of MMC’s total gross unrecognized tax benefits for the year-to-date periods ended December 31, 2008 and 2007:

(In millions of dollars)	2008	2007
Balance at January 1	$351	$272
Additions, based on tax positions related to current year	6	83
Additions for tax positions of prior years	22	70
Reductions for tax positions of prior years	(36)	(21)
Reductions due to reclassification to FIN 45 on the sale of Putnam	—	(26)
Settlements	(47)	(23)
Lapses in statutes of limitation	(3)	(4)
Balance at December 31	$293	$351

Of the total unrecognized tax benefits at December 31, 2008 and 2007, $204 million and $228 million respectively, represent the amount that, if recognized, would favorably affect the effective tax rate in any future periods. The total gross amount of accrued interest and penalties at December 31, 2008 and 2007, before any applicable federal benefit, was $64 million and $43 million, respectively.

As discussed in Note 5, MMC has provided certain indemnities related to contingent tax liabilities as part of the disposal of Putnam. The balance of gross unrecognized tax benefits at January 1, 2008 in the chart above includes balances related to Putnam. Following the close of the Putnam transaction, the unrecognized tax benefits of $26 million related to stand alone tax returns filed by Putnam (not as part of an MMC consolidated tax group) have been reclassified and are included as part of the fair value liability for contingent tax indemnities established in accordance with FIN 45. In addition, at January 1, and December 31, 2007, and December 31, 2008, balances of $22 million, $80 million and $81 million, respectively, included in the chart above relate to Putnam issues included in consolidated MMC tax returns. Since MMC remains primarily liable to the taxing authorities for resolution of uncertain tax positions related to consolidated returns, these balances will remain as part of MMC’s consolidated liability for uncertain tax positions. Any future charges or credits that are directly related to the disposal of Putnam and the indemnified contingent tax issues, including interest accrued in accordance with FIN 48, will be recorded in discontinued operations as incurred.

MMC is routinely examined by the jurisdictions in which it has significant operations. The Internal Revenue Service completed its examination of 2003 through 2005 during the fourth quarter of 2008 and has begun the examination of 2006 through 2008. New York State is examining years 2003 through 2005 for various subsidiaries. California is examining years 2003 through 2005 and years 2000 through 2002 are in various stages of appeal. Massachusetts is examining years 2000 through 2004 for various subsidiaries. Inland Revenue in the United Kingdom is examining tax years 2002 through 2005 for various subsidiaries. Earlier years are closed in all of the foregoing jurisdictions. MMC regularly considers the likelihood of assessments in each of the taxing jurisdictions resulting from examinations. MMC has established appropriate liabilities for uncertain tax positions in relation to the potential assessments. MMC believes the resolution of tax matters will not have a material effect on the consolidated financial condition of MMC, although a resolution could have a material impact on MMC’s net income or cash flows and on its effective tax rate in a particular future period. It is reasonably possible that the total amount of unrecognized tax benefits will decrease between zero and approximately $135 million within the next twelve months due to settlement of audits and expiration of statutes of limitation.

8.    Retirement Benefits

MMC maintains qualified and non-qualified defined benefit pension plans for its eligible U.S. employees and a variety of defined benefit and defined contribution plans for eligible non-U.S. employees. MMC’s policy for funding its tax qualified defined benefit pension plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign law.

Combined U.S. and non-U.S. Plans

The weighted average actuarial assumptions utilized for the U.S. and significant non-U.S. defined benefit plans as of the end of the year are as follows:

	Pension Benefits		Postretirement Benefits
	2008	2007	2008	2007
Weighted average assumptions:
Discount rate (for expense)	6.1%	5.4%	6.5%	5.8%
Expected return on plan assets	8.2%	8.2%	—	—
Rate of compensation increase (for expense)	3.8%	3.8%	—	—
Discount rate (for benefit obligation)	6.5%	6.1%	6.7%	6.5%
Rate of compensation increase (for benefit obligation)	4.1%	3.8%	—	—

MMC uses Mercer actuaries to perform valuations of its pension plans. The long-term rate of return assumption is selected for each plan based on the facts and circumstances that exist as of the measurement date, and the specific portfolio mix of each plan’s assets. MMC utilizes a model developed by the Mercer actuaries to assist in the setting of this assumption. The model takes into account several factors, including: actual and target portfolio allocation; investment, administrative and trading expenses incurred directly by the plan trust; historical portfolio performance; relevant forward-looking economic analysis; and expected returns, variances and correlations for different asset classes. All returns utilized and produced by the model are geometric averages. These measures are used to determine probabilities using standard statistical techniques to calculate a range of expected returns on the portfolio. MMC generally does not adjust the rate of return assumption from year to year if, at the measurement date, it is within the best estimate range, defined as between the 25th and 75th percentile of the expected long-term annual returns in accordance with the “American Academy of Actuaries Pension Practice Council Note May 2001 Selecting and Documenting Investment Return Assumptions” and consistent with Actuarial Standards of Practice No. 27. The historical five- and ten-year average asset returns of each plan are also reviewed to ensure they are consistent and reasonable compared with the best estimate range. The expected return on plan assets is determined by applying the assumed long-term rate of return to the market-related value of plan assets as defined by SFAS No. 87. This market-related value recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market value of assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future market-related value of the assets will be impacted as previously deferred gains or losses are recorded.

The target asset allocation for the U.S. plans is 65% equities and 35% fixed income, and for the U.K. plans, which comprise approximately 79% of non-U.S. plan assets, is 58% equities and 42% fixed income. As of the measurement date, the actual allocation of assets for the U.S. plan was 58% to equities and 42% to fixed income, and for the U.K. plans was 53% to equities and 47% to fixed income. The assets of MMC’s defined benefit plans are well-diversified and are managed in accordance with applicable laws and with the goal of maximizing the plans’ real return within acceptable risk parameters. MMC uses threshold-based portfolio rebalancing to ensure the actual portfolio remains consistent with target asset allocation ranges.

The U.S. qualified plan holds 8 million shares of MMC common stock. The shares were contributed to the Plan by MMC in September 2005. Prior to this contribution, the U.S. qualified plan held no MMC securities.

The discount rate selected for each U.S. plan is based on a model bond portfolio with coupons and redemptions that closely match the expected liability cash flows from the plan. Discount rates for non-U.S. plans are based on appropriate bond indices such as the Markit iBoxx £ Corporates AA 15+ index in the U.K. Projected compensation increases reflect current expectations as to future levels of inflation.

The components of the net periodic benefit cost for combined U.S. and non-U.S. defined benefit plans and other postretirement plans are as follows:

For the Years Ended December 31,	Pension Benefits			Postretirement Benefits
(In millions of dollars)	2008	2007	2006	2008	2007	2006
Service cost	$200	$230	$235	$6	$6	$6
Interest cost	591	565	494	17	15	14
Expected return on plan assets	(845)	(799)	(695)	—	—	—
Amortization of prior service credit	(56)	(56)	(54)	(14)	(13)	(14)
Recognized actuarial loss	65	207	237	1	2	4
Net periodic benefit cost	$(45)	$147	$217	$10	$10	$10

U.S. Plans

The following schedules provide information concerning MMC’s U.S. defined benefit pension plans and postretirement benefit plans:

December 31,	U.S. Pension Benefits		U.S. Postretirement Benefits
(In millions of dollars)	2008	2007	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$3,111	$3,264	$173	$192
Service cost	73	82	4	4
Interest cost	210	196	12	11
Actuarial (gain) loss	159	(297)	6	(19)
Medicare Part D subsidy	—	—	5	—
Benefits paid	(142)	(134)	(15)	(15)
Benefit obligation at end of year	$3,411	$3,111	$185	$173

Change in plan assets:
Fair value of plan assets at beginning of year	$3,532	$3,382	$—	$—
Actual return on plan assets	(649)	264	—	—
Employer contributions	20	20	10	15
Medicare Part D subsidy	—	—	5	—
Benefits paid	(142)	(134)	(15)	(15)
Fair value of plan assets at end of year	$2,761	$3,532	$—	$—

Funded status	$(650)	$421	$(185)	$(173)
Net (liability) asset recognized	$(650)	$421	$(185)	$(173)

Amounts recognized in the consolidated balance sheets under SFAS 158:
Noncurrent assets	$—	$747	$—	$—
Current liabilities	(21)	(20)	(11)	(13)
Noncurrent liabilities	(629)	(306)	(174)	(160)
	$(650)	$421	$(185)	$(173)

Amounts not yet recognized in net periodic cost and included in accumulated other comprehensive income:
Unrecognized prior service credit	$120	$174	$52	$65
Unrecognized net actuarial loss	(1,270)	(195)	(15)	(9)
Total amounts included in AOCI	$(1,150)	$(21)	$37	$56
Cumulative employer contributions in excess of net periodic cost	500	442	(222)	(229)
Net amount recognized in consolidated balance sheet	$(650)	$421	$(185)	$(173)
Accumulated benefit obligation at December 31	$3,309	$3,015	$—	$—

December 31,	U.S. Pension Benefits		U.S. Postretirement Benefits
(In millions of dollars)	2008	2007	2008	2007
Reconciliation of unrecognized prior service credit:
Amount disclosed as of prior year end	$174	$228	$65	$78
Recognized as component of net periodic benefit credit	(54)	(54)	(13)	(13)
Amount at end of year	$120	$174	$52	$65

December 31,	U.S. Pension Benefits		U.S. Postretirement Benefits
(In millions of dollars)	2008	2007	2008	2007
Reconciliation of unrecognized net actuarial gain (loss):
Amount disclosed as of prior year end	$(195)	$(572)	$(9)	$(29)
Recognized as component of net periodic benefit cost	22	82	—	2
Changes in plan assets and benefit obligations recognized in other comprehensive income:
Liability experience	(159)	297	(6)	18
Asset experience	(938)	(2)	—	—
Total gain (loss) recognized as change in plan assets and benefit obligations	(1,097)	295	(6)	18
Amount at end of year	$(1,270)	$(195)	$(15)	$(9)

For the Years Ended December 31,	U.S. Pension Benefits			U.S. Postretirement Benefits
(In millions of dollars)	2008	2007	2006	2008	2007	2006
Total recognized in net periodic benefit cost and other comprehensive loss (income)	$1,092	$(284)	$55	$21	$(4)	$4

Estimated amounts that will be amortized from accumulated other comprehensive income in the next fiscal year:

	U.S. Pension Benefits	U.S. Postretirement Benefits
(In millions of dollars)	2009	2009
Prior service credit	$(48)	$(13)
Net actuarial loss	51	1
Projected cost (credit)	$3	$(12)

The weighted average actuarial assumptions utilized in determining the above amounts for the U.S. defined benefit and other U.S. postretirement plans as of the end of the year are as follows:

	U.S. Pension Benefits		U.S. Postretirement Benefits
	2008	2007	2008	2007
Weighted average assumptions:
Discount rate (for expense)	6.9%	6.1%	6.9%	6.1%
Expected return on plan assets	8.75%	8.75%	—	—
Rate of compensation increase (for expense)	3.4%	3.4%	—	—
Discount rate (for benefit obligation)	6.6%	6.9%	6.6%	6.9%
Rate of compensation increase (for benefit obligation)	3.4%	3.4%	—	—

The projected benefit obligation, accumulated benefit obligation and aggregate fair value of plan assets for U.S. pension plans with accumulated benefit obligations in excess of plan assets were $3.4 billion, $3.3 billion and $2.8 billion, respectively, as of December 31, 2008 and $326 million, $312 million and $0, respectively, as of December 31, 2007.

The projected benefit obligation and fair value of plan assets for U.S. pension plans with projected benefit obligation in excess of plan assets was $3.4 billion and $2.8 billion, respectively, as of December 31, 2008 and $326 million and $0, respectively, as of December 31, 2007.

The components of the net periodic benefit cost for the U.S. defined benefit and other postretirement benefit plans are as follows:

For the Years Ended December 31, (In millions of dollars)	U.S. Pension			U.S. Postretirement Benefits
	2008	2007	2006	2008	2007	2006
Service cost	$73	$82	$83	$4	$4	$4
Interest cost	211	196	182	12	11	11
Expected return on plan assets	(289)	(267)	(252)	—	—	—
Amortization of prior service credit	(54)	(54)	(54)	(13)	(13)	(14)
Recognized actuarial loss	22	82	96	—	2	3
Net periodic benefit cost	$(37)	$39	$55	$3	$4	$4

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 became law. The net periodic benefit cost shown above for 2008, 2007 and 2006, respectively, includes the subsidy.

The assumed health care cost trend rate for Medicare eligibles was approximately 10.5% in 2008, gradually declining to 5% in 2019, and the rate for non-Medicare eligibles was 9.5% in 2008,

gradually declining to 5% in 2017. Assumed health care cost trend rates have a small effect on the amounts reported for the U.S. health care plans because MMC caps its share of health care trend at 5%. A one percentage point change in assumed health care cost trend rates would have the following effects:

(In millions of dollars)	1 Percentage Point Increase	1 Percentage Point Decrease

Effect on total of service and interest cost components	$—	$—
Effect on postretirement benefit obligation	$—	$(5)

Non-U.S. Plans

The following schedules provide information concerning MMC’s non-U.S. defined benefit pension plans and non-U.S. postretirement benefit plans.

December 31, (In millions of dollars)	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
	2008	2007	2008	2007
Change in benefit obligation:
Benefit obligation at beginning of year	$6,924	$7,194	$91	$78
Service cost	127	148	2	2
Interest cost	380	369	5	4
Employee contributions	20	29	—	—
Actuarial (gain) loss	(600)	(779)	(13)	5
Effect of settlement	(2)	(10)	—	—
Effect of curtailment	(3)	(2)	—	—
Special termination benefits	3	2	—	—
Benefits paid	(258)	(238)	(3)	(4)
Foreign currency changes	(1,498)	207	(19)	6
Other	—	4	—	—
Benefit obligation at end of year	$5,093	$6,924	$63	$91
Change in plan assets:
Fair value of plan assets at beginning of year	$7,445	$6,895	$—	$—
Actual return on plan assets	(945)	384	—	—
Effect of settlement	(2)	(10)	—	—
Company contributions	241	189	3	4
Employee contributions	20	29	—	—
Benefits paid	(258)	(238)	(3)	(4)
Acquisitions/divestitures	—	4	—	—
Foreign currency changes	(1,534)	192	—	—
Fair value of plan assets at end of year	$4,967	$7,445	$—	$—
Funded status	$(126)	$521	$(63)	$(91)
Net (liability) asset recognized	$(126)	$521	$(63)	$(91)

Amounts recognized in the consolidated balance sheets under SFAS 158:
Noncurrent assets	$145	$663	$—	$—
Current liabilities	(7)	(8)	(3)	(4)
Noncurrent liabilities	(264)	(134)	(60)	(87)
	$(126)	$521	$(63)	$(91)
Amounts not yet recognized in net periodic cost and included in accumulated other comprehensive income:
Unrecognized prior service credit	$22	$28	$1	$2
Unrecognized net actuarial loss	(1,697)	(1,317)	(7)	(24)
Total amounts included in AOCI	$(1,675)	$(1,289)	$(6)	$(22)
Cumulative employer contributions in excess of net periodic cost	1,549	1,810	(57)	(69)
Net amount recognized in consolidated balance sheet	$(126)	$521	$(63)	$(91)
Accumulated benefit obligation at December 31	$4,729	$6,348	$—	$—

December 31, (In millions of dollars)	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
	2008	2007	2008	2007

Reconciliation of prior service credit:
Amount disclosed as of prior year end	$28	$26	$2	$2
Recognized as component of net periodic benefit gain	(2)	(2)	(1)	—
Effect of curtailment	1	—	—	—

Changes in plan assets and benefit obligations recognized in other comprehensive income:
Exchange rate adjustments	(5)	4	—	—
Amount at end of year	$22	$28	$1	$2

December 31, (In millions of dollars)	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
	2008	2007	2008	2007

Reconciliation of net loss:
Amount disclosed as of prior year end	$(1,317)	$(2,020)	$(24)	$(18)
Recognized as component of net periodic benefit cost	43	125	1	1
Effect of settlement	(1)	(3)	—	—

Changes in plan assets and benefit obligations recognized in other comprehensive income:
Liability experience	600	779	13	(5)
Asset experience	(1,502)	(147)	—	—
Effect of curtailment	4	—	—	—
Other	—	2	—	—
Total amount recognized as change in plan assets and benefit obligations	(898)	634	13	(5)
Other	5	—	—	—
Exchange rate adjustments	471	(53)	3	(2)
Amount at end of year	$(1,697)	$(1,317)	$(7)	$(24)

For the Years Ended December 31, (In millions of dollars)	Non-U.S. Pension Benefits			Non-U.S. Postretirement Benefits
	2008	2007	2006	2008	2007	2006
Total recognized in net periodic benefit cost and other comprehensive loss (income)	$382	$(599)	$174	$(9)	$12	$6

Estimated amounts that will be amortized from accumulated other comprehensive income in the next fiscal year:

Non-U.S. Pension Benefits
(In millions of dollars)	2009
Prior service credit	$ (2)
Net actuarial loss	15
Projected cost	$ 13

The weighted average actuarial assumption utilized in determining the above amounts for the non-U.S. defined benefit and other non-U.S. postretirement plans as of the end of the year are as follows:

December 31, (In millions of dollars)	Non-U.S. Pension Benefits		Non-U.S. Postretirement Benefits
	2008	2007	2008	2007
Weighted average assumptions:
Discount rate (for expense)	5.7%	5.1%	5.7%	5.2%
Expected return on plan assets	8.0%	8.0%	—	—
Rate of compensation increase (for expense)	4.0%	4.0%	—	—
Discount rate (for benefit obligation)	6.4%	5.7%	6.9%	5.7%
Rate of compensation increase (for benefit obligation)	4.5%	4.0%	—	—

The non-U.S. defined benefit plans do not have any direct or indirect ownership of MMC common stock.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $443 million, $390 million and $270 million, respectively, as of December 31, 2008 and $338 million, $291 million and $207 million, respectively, as of December 31, 2007.

The projected benefit obligation and fair value of plan assets for non-U.S. pension plans with projected benefit obligations in excess of plan assets was $3.0 billion and $2.7 billion, respectively, as of December 31, 2008 and $430 million and $288 million, respectively, as of December 31, 2007.

The components of the net periodic benefit cost for the non-U.S. defined benefit and other postretirement benefit plans and the curtailment, settlement and termination expenses under SFAS 88 are as follows:

For the Years Ended December 31, (In millions of dollars)	Non-U.S. Pension Benefits			Non-U.S. Postretirement Benefits
	2008	2007	2006	2008	2007	2006
Service cost	$127	$148	$152	$2	$2	$2
Interest cost	380	369	312	5	4	3
Expected return on plan assets	(556)	(532)	(443)	—	—	—
Amortization of prior service credit	(2)	(2)	—	(1)	—	—
Recognized actuarial loss	43	125	141	1	—	1
Net periodic benefit cost	$(8)	$108	$162	$7	$6	$6
Settlement (gain)/loss	(1)	(2)	4	—	—	—
Curtailment (gain)/loss	1	(2)	3	—	—	—
Special termination benefits	3	2	5	—	—	—
Total (credit) cost	$(5)	$106	$174	$7	$6	$6

The assumed health care cost trend rate was approximately 7.3% in 2008, gradually declining to 5.2% in 2013. Assumed health care cost trend rates have a significant effect on the amounts reported for the non-U.S. health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

(In millions of dollars)	1 Percentage Point Increase	1 Percentage Point Decrease
Effect on total of service and interest cost components	$1	$(1)
Effect on postretirement benefit obligation	$8	$(7)

Estimated Future Benefit Payments

MMC’s estimated future benefit payments for its pension and postretirement benefits (without reduction for Medicare subsidy receipts) at December 31, 2008 are as follows:

December 31, (In millions of dollars)	Pension Benefits		Postretirement Benefits
	U.S.	Non-U.S.	U.S.	Non-U.S.
2009	$164	$406	$14	$3
2010	175	210	14	4
2011	186	222	15	4
2012	197	241	15	4
2013	210	246	16	4
2014-2018	$1,257	$1,458	$92	$24

Contribution Plans

MMC maintains certain defined contribution plans for its employees, including the Marsh & McLennan Companies, Inc. 401(K) Savings & Investment Plan (“SIP”), that are qualified under U.S. tax laws. Under these plans, eligible employees may contribute a percentage of their base salary, subject to certain limitations. For the SIP, MMC matches a fixed portion of the employees’ contributions and may also make additional discretionary contributions. The SIP contains an Employee Stock Ownership Plan under U.S. tax law and plan assets of which approximately $321 million at December 31, 2008 and $365 million at December 31, 2007 were invested in MMC common stock. If a participant does not choose an investment direction for his or her future MMC matching contributions, they are automatically invested in the Putnam Fixed Income Fund or a Barclays Global Investors Lifepath Portfolio that most closely matches the participant’s retirement year. The cost of these defined contribution plans related to continuing operations was $53 million, $46 million, and $45 million for 2008, 2007 and 2006, respectively.

9.    Stock Benefit Plans

MMC maintains multiple share-based payment arrangements under which employees are awarded grants of restricted stock, stock options and other forms of stock-based payment arrangements. Effective July 1, 2005, MMC adopted the recognition and measurement provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123 (R)”), using the modified-prospective transition method. Under this transition method, compensation cost includes compensation cost for all share-based payment arrangements granted prior to but not yet vested as of July 1, 2005, based on the grant date fair value and expense attribution methodology determined in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payment arrangements granted subsequent to June 30, 2005, based on the grant-date fair value and expense attribution methodology determined in accordance with the provisions of SFAS 123 (R).

MMC Incentive and Stock Award Plans

In 2000, the Marsh & McLennan Companies, Inc. 2000 Employee Incentive and Stock Award Plan (the “2000 Employee Plan”) and the Marsh & McLennan Companies, Inc. 2000 Senior Executive Incentive and Stock Award Plan (the “2000 Executive Plan”) were adopted. The types of awards permitted under these plans include stock options, restricted stock, stock bonus units, restricted and deferred stock units payable in MMC common stock or cash, and other stock-based and performance-based awards. The Compensation Committee of the Board of Directors (the “Compensation Committee”) determines, at its discretion, which affiliates may participate in the plans, which eligible employees will receive awards, the types of awards to be received, and the terms and conditions thereof. The right of an employee to receive an award may be subject to performance conditions as specified by the Compensation Committee. The 2000 Plans contain provisions which, in the event of a change in control of MMC, may accelerate the vesting of the awards. Awards relating to not more than 80,000,000 shares of common stock may be made over the life of the 2000 Employee Plan plus shares remaining unused under pre-existing employee stock plans. Awards relating to not more than 8,000,000 shares of common stock may be made over the life of the 2000 Executive Plan plus shares remaining unused under pre-existing executive stock plans.

Stock Options: Options granted under the 2000 Plans may be designated as either incentive stock options or non-qualified stock options. The Compensation Committee determines the terms and conditions of the option, including the time or times at which an option may be exercised, the methods by which such exercise price may be paid, and the form of such payment. Options are generally granted with an exercise price equal to the market value of MMC’s common stock at the date of grant. These option awards generally vest 25% per annum and have a contractual term of 10 years. On March 16, 2005, MMC began granting options that provide for a market-based triggering event before a vested option can be exercised. The terms and conditions of these stock option awards provide that (i) options will vest at a rate of 25% a year beginning one year from the date of grant and (ii) each vested tranche will only become exercisable if the market price of MMC’s stock appreciates to a level of 15% above the exercise price of the option and maintains that level for at least ten (10) consecutive trading days after the award has vested. MMC accounts for these awards under SFAS 123(R) as market-condition options. The effect of the market condition is reflected in the grant-date fair value of such awards. Compensation cost is recognized over the requisite service period and is not subsequently adjusted if the market condition is not met. For awards without a market-based triggering event, compensation cost is generally recognized on a straight-line basis over the requisite service period which is normally the vesting period.

The estimated fair value of options granted without a market-based triggering event is calculated using the Black-Scholes option pricing valuation model. This model takes into account several factors and assumptions. The risk-free interest rate is based on the yield on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumption at the time of grant. The expected life (estimated period of time outstanding) is estimated using the contractual term of the option and the effects of employees’ expected exercise and post-vesting employment termination behavior. MMC uses a blended volatility rate based on the following: (i) volatility derived from daily closing price observations for the 10-year period ended on the valuation date, (ii) implied volatility derived from traded options for the period one week before and one week after the valuation date and (iii) average volatility for the 10-year periods ended on 15 anniversaries prior to the valuation date, using daily closing price observations. The expected dividend yield is based on expected dividends for the expected term of the stock options.

The assumptions used in the Black-Scholes option pricing valuation model for options granted by MMC in 2008, 2007 and 2006 are as follows:

	2008	2007	2006
Risk-free interest rate	2.98%-3.33%	4.54%	4.2%-5.0%
Expected life (in years)	6.0	5.0	5.0
Expected volatility	29.7%-32.2%	29.9%	29.0%-30.0%
Expected dividend yield	2.93%-3.07%	2.37%	2.1%-2.7%

The estimated fair value of options granted with a market-based triggering event was calculated using a binomial valuation model. The factors and assumptions used in this model are similar to those utilized in the Black-Scholes option pricing valuation model except that the risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve over the contractual term of the option, and the expected life is calculated by the model.

The assumptions used in the binomial option pricing valuation model for options granted during 2008, 2007 and 2006 are as follows:

	2008	2007	2006
Risk-free interest rate	1.99%-4.41%	3.2%-5.0%	4.7%-5.3%
Expected life (in years)	5.0-7.5	5.2-7.4	5.0-7.1
Expected volatility	29.7%-33.1%	27.8%-30.0%	29.0%
Expected dividend yield	2.3%-3.1%	2.6%-2.9%	2.3%

A summary of the status of MMC’s stock option awards as of December 31, 2008 and changes during the year then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Balance at January 1, 2008	58,809,779	$34.20
Granted	2,852,098	$26.79
Exercised	(742,072)	$27.88
Canceled or exchanged	—	—
Forfeited	(10,234,075)	$32.85
Expired	—	—
Balance at December 31, 2008	50,685,730	$34.13	4.5 years	—
Options vested or expected to vest at December 31, 2008	50,181,277	$34.17	4.4 years	—
Options exercisable at December 31, 2008	28,975,348	$37.37	2.5 years	—

The weighted-average grant-date fair value of MMC’s option awards granted during the years ended December 31, 2008, 2007 and 2006 was $6.63, $7.79, and $8.55, respectively. The total intrinsic value of options exercised during the same periods was $3 million, $8 million, and $31 million, respectively.

As of December 31, 2008, there was $16.8 million of unrecognized compensation cost related to MMC’s option awards. The weighted-average period over which that cost is expected to be recognized is 1.4 years. Cash received from the exercise of stock options for the years ended December 31, 2008, 2007 and 2006 was $21 million, $53 million, and $52 million, respectively.

MMC’s policy is to issue treasury shares upon option exercises or share unit conversion. MMC intends to issue treasury shares as long as an adequate number of those shares are available.

Restricted Stock: Restricted shares of MMC’s common stock may be awarded under MMC’s incentive and stock award plans and are subject to restrictions on transferability and other restrictions, if any, as the Compensation Committee may impose. The Compensation Committee may also determine when and under what circumstances the restrictions may lapse and whether the participant receives the rights of a stockholder, including, without limitation, the right to vote and receive dividends. Unless the Compensation Committee determines otherwise, restricted stock that is still subject to restrictions is forfeited upon termination of employment. Shares granted generally become unrestricted at the earlier of: (1) January 1 of the year following the vesting grant date anniversary or (2) the later of the recipient’s normal or actual retirement date. For shares granted prior to 2004, the grant date anniversary is ten years. For shares granted during 2004 and 2005, the grant date anniversary is 7 years and 5 years, respectively. However, certain restricted shares granted in 2005 vest on the third anniversary of the grant date. There were no restricted shares granted in 2008 or 2007.

A summary of the status of MMC’s restricted stock awards as of December 31, 2008 and changes during the period then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested balance at January 1, 2008	524,869	$38.10
Granted	—	—
Vested	(136,269)	$28.67
Forfeited	(314,700)	$41.40
Non-vested balance at December 31, 2008	73,900	$41.41

MMC did not grant any restricted stock awards during the years ended December 31, 2008 or 2007. The total fair value of MMC’s restricted stock distributed during the years ended December 31, 2008, 2007 and 2006 was $5.1 million, $0.8 million and $1.8 million, respectively.

Restricted Stock Units: Restricted stock units may be awarded under MMC’s Incentive and Stock Award plans. The Compensation Committee determines the restrictions on such units, when the restrictions lapse, when the units vest and are paid, and upon what terms the units are forfeited. The cost of these awards is amortized over the vesting period, which is generally three years. Beginning with awards granted in 2006, awards to senior executives and other employees may include three-year performance-based restricted stock units and three-year service-based restricted stock units. The payout of performance-based restricted stock units (payable in shares of MMC common stock) may range from 0–200% of the number of units granted, based on the achievement of objective, pre-determined MMC or operating company performance measures over a three-year performance period. MMC accounts for these awards as performance condition restricted stock units. The performance condition is not considered in the determination of grant date fair value of such awards. Compensation cost is recognized over the performance period based on management’s estimate of the number of units expected to vest and is adjusted to reflect the actual number of shares paid out at the end of the three-year performance period. Dividend equivalents are paid on both performance-based and service-based restricted stock units prior to payout, based on the initial grant amount.

A summary of the status of MMC’s restricted stock unit awards as of December 31, 2008 and changes during the period then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested balance at January 1, 2008	3,971,262	$30.22
Granted	5,777,658	$26.16
Vested	(955,896)	$29.79
Forfeited	(503,856)	$28.90
Non-vested balance at December 31, 2008	8,289,168	$27.52

The weighted-average grant-date fair value of MMC’s restricted stock units granted during the years ended December 31, 2007 and 2006 was $29.60 and $30.30, respectively. The total fair value of MMC’s restricted stock units distributed during the years ended December 31, 2008, 2007, and 2006 was $22.4 million, $7.4 million and $5.8 million, respectively.

Deferred Stock Units: Deferred stock units may be awarded under MMC’s incentive and stock award plans. The Compensation Committee determines the restrictions on such units, when the restrictions lapse, when the units vest and are paid, and upon what terms the units are forfeited. The cost of these awards is amortized over the vesting period, which is generally three years.

A summary of the status of MMC’s deferred stock unit awards as of December 31, 2008 and changes during the period then ended is presented below:

	Shares	Weighted Average Grant Date Fair Value
Non-vested balance at January 1, 2008	9,818,747	$29.60
Granted	3,456,528	$26.56
Vested	(2,795,935)	$30.30
Forfeited	(1,068,311)	$29.90
Non-vested balance at December 31, 2008	9,411,029	$28.24

The weighted-average grant-date fair value of MMC’s deferred stock units granted during the years ended December 31, 2007 and 2006 was $28.83 and $29.36, respectively. The total fair value of MMC’s deferred stock units distributed during the years ended December 31, 2008, 2007, and 2006 was $71.6 million, $75.6 million, and $53.5 million, respectively.

As of December 31, 2008, there was $288 million of unrecognized compensation cost related to MMC’s restricted stock, restricted stock units and deferred stock unit awards.

MMC Stock Purchase Plans

In May 1999, MMC’s stockholders approved an employee stock purchase plan (the “1999 Plan”) to replace the 1994 Employee Stock Purchase Plan (the “1994 Plan”), which terminated on September 30, 1999 following its fifth annual offering. Under the current terms of the plan, shares are purchased four times during the plan year at a price that is 95% of the average market price on each quarterly purchase date. Under the 1999 Plan, after including the available remaining unused shares in the 1994 Plan and reducing the shares available by 10,000,000 consistent with the MMC Board of Directors’ action in March 2007, no more than 35,600,000 shares of MMC’s common stock may be sold. Employees purchased 1,361,787 shares during the year ended December 31, 2008. At December 31, 2008, 8,564,609 shares were available for issuance under the 1999 Plan. Under the 1995 MMC Stock Purchase Plan for International Employees (the “International Plan”), after reflecting the additional 5,000,000 shares of common stock for issuance approved by the MMC Board of Directors in July 2002, and the addition of 4,000,000 shares due to shareholder action in May 2007, no more than 12,000,000 shares of MMC’s common stock may be sold. Employees purchased 260,717 shares during the year ended December 31, 2008. At December 31, 2008, 3,716,056 shares were available for issuance under the International Plan. The plans are considered non-compensatory under SFAS 123(R).

10.    Fair Value Measurements

Effective January 1, 2008, MMC adopted the provisions of SFAS No. 157 “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and expands required disclosures about fair value measurements.

Fair Value Hierarchy

MMC categorizes financial instruments into a three-level fair value hierarchy as defined in SFAS 157. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Financial assets recorded in the consolidated balance sheets are categorized based on the inputs in the valuation techniques as follows:

Level 1. Valuations based on unadjusted quoted prices for identical assets or liabilities in an active market (examples include active exchange-traded equity securities, listed derivatives, most U.S. Government and agency securities, and certain other sovereign government obligations).

Assets and liabilities utilizing Level 1 inputs include exchange traded equity securities and mutual funds.

Level 2. Financial assets and liabilities whose values are based on the following:

a) Quoted prices for similar assets or liabilities in active markets (for example, restricted stock);

b) Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds, which trade infrequently);

c) Pricing models whose inputs are observable for substantially the full term of the asset or liability (examples include most over-the-counter derivatives, including interest rate and currency swaps); and

d) Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full asset or liability (for example, certain mortgage loans).

Assets and liabilities utilizing Level 2 inputs include corporate and municipal bonds.

Level 3. Financial assets and liabilities, whose values are based on prices, or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability (examples include private equity investments, certain commercial mortgage whole loans, and long-dated or complex derivatives including certain foreign exchange options and long-dated options on gas and power).

The Company does not have any Level 3 assets or liabilities.

Valuation Techniques

Equity Securities & Mutual Funds

Investments for which market quotations are readily available are valued at the sale price on their principal exchange, or official closing bid price for certain markets. If no sales are reported, the security is valued at its last reported bid price.

Other Sovereign Government Obligations, Municipal Bonds and Corporate Bonds

These investments are valued on the basis of valuations furnished by an independent pricing service approved by the Trustees or dealers selected by Putnam Investment Management LLC (“Putnam Management”), the fund’s manager, a wholly owned subsidiary of Putnam LLC. Such services or dealers determine valuations for normal institutional-size trading units of such securities using methods based on market transactions for comparable securities and various relationships, generally recognized by institutions traders, between securities.

The following fair value hierarchy table presents information about the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2008.

Fair Value Measurement on a Recurring Basis
(In millions of dollars)	Identical Assets (Level 1)	Inputs (Level 2)	Unobservable Inputs (Level 3)	As of 12/31/08
Assets
Financial Instruments Owned:

Exchange Traded Equity Securities (a)	$ 11	$ —	$ —	$ 11
Mutual Funds (b)	$107	$ —	$ —	$ 107
State and Local Obligations (including non U.S. Locales) (c)	$ —	$234	$ —	$ 234
Other Sovereign Government Obligations and Supranational Agencies (c)	$ —	$531	$ —	$ 531
Corporate and Other Debt	$ —	$122	$ —	$ 122
Medium Term Bond Funds and Fixed Income Securities (a)	$ —	$ 8	$ —	$ 8
	$118	$895	$ —	$1,013

(a)	Included in Long-Term Investments in the Consolidated Balance Sheet.
(b)	Included in Other Assets in the Consolidated Balance Sheet.
(c)	Included in Fiduciary Assets in the Consolidated Balance Sheet.

11.    Long-term Commitments

MMC leases office facilities, equipment and automobiles under noncancelable operating leases. These leases expire on varying dates; in some instances contain renewal and expansion options; do not restrict the payment of dividends or the incurrence of debt or additional lease obligations; and contain no significant purchase options. In addition to the base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 98% of MMC’s lease obligations are for the use of office space.

The consolidated statements of income include net rental costs of $468 million, $511 million and $509 million for 2008, 2007 and 2006, respectively, after deducting rentals from subleases ($8 million in 2008, $23 million in 2007 and $26 million in 2006). The net rental costs disclosed above exclude rental costs and sublease income for previously accrued restructuring charges related to vacated space.

At December 31, 2008, the aggregate future minimum rental commitments under all noncancelable operating lease agreements are as follows:

For the Years Ending December 31, (In millions of dollars)	Gross Rental Commitments	Rentals from Subleases	Net Rental Commitments
2009	$ 434	$ 48	$ 386
2010	$ 411	$ 47	$ 364
2011	$ 362	$ 44	$ 318
2012	$ 331	$ 44	$ 287
2013	$ 288	$ 43	$ 245
Subsequent years	$1,609	$272	$1,337

MMC has entered into agreements with various service companies to outsource certain information systems activities and responsibilities and processing activities. Under these agreements, MMC is required to pay minimum annual service charges. Additional fees may be payable depending upon the volume of transactions processed, with all future payments subject to increases for inflation. At December 31, 2008, the aggregate fixed future minimum commitments under these agreements are as follows:

For the Years Ending December 31, (In millions of dollars)	Future Minimum Commitments
2009	$ 54
2010	24
2011	22
Subsequent years	45
$145

12.    Debt

MMC’s outstanding debt is as follows:

December 31, (In millions of dollars)	2008	2007

Short-term:
Current portion of long-term debt	$408	$260

Long-term:
Senior notes — 7.125% due 2009	$400	$400
Senior notes — 6.25% due 2012 (5.1% effective interest rate)	257	260
Senior notes — 3.625% due 2008	—	250
Senior notes — 4.850% due 2013	249	249
Senior notes — 5.875% due 2033	296	296
Senior notes — 5.375% due 2014	648	647
Senior notes — 5.15% due 2010	549	548
Senior notes — 5.75% due 2015	747	746
Mortgage — 5.70% due 2035	454	461
Other	2	7
	3,602	3,864
Less current portion	408	260
	$3,194	$3,604

During the first quarter of 2008, MMC’s 3.625% five-year fixed rate $250 million senior notes matured. MMC used cash on hand to fund the maturing notes. There were no commercial paper borrowings outstanding at December 31, 2008 or 2007.

MMC and certain of its foreign subsidiaries maintain a $1.2 billion multi-currency revolving credit facility. Subsidiary borrowings under the facility are unconditionally guaranteed by MMC. The facility expires in December 2010. The interest rate on this facility varies based upon the level of usage of the facility and MMC’s credit ratings. The facility requires MMC to maintain certain coverage and leverage ratios which are tested quarterly. There were no borrowings outstanding under this facility at December 31, 2008 or 2007.

Additional credit facilities, guarantees and letters of credit are maintained with various banks, primarily related to operations located outside the United States, aggregating $285 million at December 31, 2008 and $265 million at December 31, 2007. There were no outstanding borrowings under these facilities at December 31, 2008 or December 31, 2007.

Scheduled repayments of long-term debt in 2009 and in the four succeeding years are $408 million, $559 million, $8 million, $259 million and $259 million, respectively.

13.    Financial Instruments

The estimated fair value of MMC’s significant financial instruments is provided below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that MMC would realize upon disposition, nor do they indicate MMC’s intent or ability to dispose of the financial instrument.

	2008		2007
December 31, (In millions of dollars)	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Cash and cash equivalents	$1,685	$1,685	$2,133	$2,133
Long-term investments	$137	$137	$66	$66
Short-term debt	$408	$407	$260	$260
Long-term debt	$3,194	$2,959	$3,604	$3,616

Cash and Cash Equivalents:   The estimated fair value of MMC’s cash and cash equivalents approximates their carrying value.

Long-term Investments:   Long-term investments include available for sale securities recorded at quoted market prices as discussed below. MMC also has certain additional long-term investments, for which there are no readily available market prices, amounting to $91 million and $43 million at December 31, 2008 and 2007, respectively, which are carried on a cost basis. MMC monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

MMC had available for sale securities with an aggregate fair value of $21 million and $23 million at December 31, 2008 and 2007, respectively, which are carried at market value under SFAS 115. The Company recorded gross unrealized gains of $24 million and gross unrealized losses of $8 million at December 31, 2008 compared with gross unrealized gains of $22 million recorded at December 31, 2007. These amounts have been excluded from earnings and reported, net of deferred income taxes, in accumulated other comprehensive loss, which is a component of stockholders’ equity.

The 2008 unrealized gain of $24 million relates to the portion of insurance fiduciary funds which MMC holds to satisfy fiduciary obligations that are invested in high quality debt securities which are generally held to maturity.

MMC recorded net gains/(losses) associated with its available for sale securities of $(3) million, $20 million and $35 million, in 2008, 2007 and 2006, respectively. Proceeds from the sale of available for sale securities for the years ended December 31, 2008, 2007 and 2006 were $19 million, $29 million and $52 million, respectively. Gross realized gains/(losses) on available for sale securities sold during 2008, 2007 and 2006 amounted to $(3) million, $20 million and $35 million, respectively. The cost of securities sold is determined using the average cost method for equity securities. The gains and losses described above are included in investment income (loss) in the consolidated statements of income.

MMC also holds investments in certain private equity fund partnerships which are accounted for using the equity method and other investments that are held at cost. MMC recorded gains (losses) from such investments of $(9) million, $148 million and $166 million in 2008, 2007 and 2006, respectively. The loss in 2008 included a $6.3 million loss related to the decline in value of securities that were carried at cost. These losses were other than temporary. During 2007 and 2006, MMC did not record any losses related to the decline in value of its equity method investments or investments carried at cost that were other than temporary. The gains and losses described above are included in investment income (loss) in the consolidated statements of income.

In 2007, MMC’s investment in Trident II, L.P. met the thresholds which require disclosure of summarized financial information under Regulation S-X. The consolidated financial information presented below reflects the most recently available financial statements at September 30, 2008 and December 31, 2007 and 2006.

(In millions of dollars)	September 30, 2008	December 31, 2007	December 31, 2006
Assets
Investments at fair value	$785	$903	$1,004
Other assets	42	47	152
Total assets	$827	$950	$1,156
Liabilities	—	—	—
Net assets (Partners’ Capital)	$827	$950	$1,156

For the nine months ended September 30 (In millions of dollars)	2008	2007	2006
Investment Income	$21	$19	$19
Expenses	1	2	3
Net investment income	20	17	16
Realized gains	6	154	202
Unrealized gains	(118)	112	59
Net (decrease) increase in net assets	$(92)	$283	$277

Short-term and Long-term Debt:  The fair value of MMC’s short-term debt, which consists primarily of term debt maturing within the next year, approximates its carrying value. The estimated fair value of MMC’s long-term debt is based on discounted future cash flows using current interest rates available for debt with similar terms and remaining maturities.

14.    Integration and Restructuring Costs

Actions Initiated in 2008

In 2008, MMC implemented restructuring actions resulting in charges totaling $262 million, primarily related to severance and benefits, and other related charges totaling $50 million related to the loss of $28 million on the sale of the U.K. restructuring businesses and accelerated amortization. These costs were incurred as follows: Risk and Insurance Services—$218 million, Consulting—$40 million, Risk Consulting & Technology—$45 million, and Corporate—$9 million. These activities resulted in the elimination of approximately 1,660 positions at Marsh, 360 positions at Guy Carpenter, 490 positions at Mercer, 300 positions at Risk Consulting & Technology and 85 positions at Corporate. In addition, Marsh outsourced approximately 700 positions as part of its U.K. back office outsourcing initiative. As of December 31, 2008, the remaining liability for the restructuring initiatives were approximately $97 million primarily related to severance and benefit payments and future lease obligations.

Actions Initiated Prior to 2008

In 2008, MMC recorded $73 million of restructuring charges and other related charges of $3 million, including a charge of $62 million for future rent and real estate costs to exit five floors in MMC’s New York headquarters building that was part of the restructuring plan announced in 2006, and $11 million of charges related to the estimated costs of future rent associated with previously vacated properties in the U.K. and other locations. These amounts were included in corporate expenses. As of December 31, 2008, the remaining liability for the restructuring initiatives were approximately $126 million primarily related to future severance and benefit payments and estimated future lease obligations.

The expenses associated with the restructuring plans are included in compensation and benefits and other operating expenses in the consolidated statements of income, and liabilities associated with these initiatives are classified on the consolidated balance sheets as accounts payable, other liabilities, or accrued salaries, depending on the nature of the items.

15.    Common Stock

In August 2007, MMC entered into an $800 million accelerated share repurchase agreement with a financial institution counterparty. Under the terms of the agreement, MMC paid the full $800 million purchase price and took delivery from the counterparty of an initial tranche of 21,320,530 shares of MMC common stock. This number of shares was the quotient of the $800 million purchase price divided by a contractual “cap” price of $37.5225 per share. Based on the market price of MMC’s common stock over the subsequent settlement period, in March 2008 the counterparty delivered to MMC an additional 10,751,100 shares for no additional payment and the transaction was concluded. MMC thus repurchased a total of 32,071,630 shares at average price per share to MMC of $24.9442. The repurchased shares were reflected as an increase to treasury shares (a decrease in shares outstanding) on the respective delivery dates. This transaction was effected under a $1.5 billion share repurchase authorization granted by MMC’s Board of Directors in August 2007. MMC remains authorized to repurchase additional shares of its common stock up to a value of $700 million. There is no time limit on this authorization.

In May 2007, MMC entered into a $500 million accelerated share repurchase agreement with a financial institution counterparty. Under the terms of the agreement, MMC paid the full $500 million purchase price and took delivery from the counterparty of an initial tranche of 13,464,749 shares of MMC common stock. Based on the market price of MMC’s common stock over the subsequent settlement period, in July 2007 the counterparty delivered to MMC an additional 2,555,519 shares for no additional payment and the transaction was concluded. MMC thus repurchased a total of 16,020,268 shares in the transaction, for a total cost of $500 million and an average price per share to MMC of $31.2105. The repurchased shares were reflected as an increase in treasury shares (a decrease in shares outstanding) on the respective delivery dates. This transaction was effected under a $500 million share repurchase authorization granted by MMC’s Board of Directors in May 2007.

16.    Claims, Lawsuits and Other Contingencies

MMC and Marsh Litigation and Regulatory Matters

Brokerage Compensation Practices Settlement

In January 2005, MMC and its subsidiary Marsh Inc. entered into an agreement with the New York State Attorney General (“NYAG”) and the New York State Insurance Department to settle a civil complaint filed in New York State court by NYAG in October 2004 (the “NYAG Lawsuit”) and a related citation issued by the Insurance Department. Among other things, the NYAG Lawsuit and the citation had alleged that Marsh’s use of market service agreements with various insurance companies entailed fraudulent business practices, bid-rigging, illegal restraint of trade and other statutory violations.

Following the filing of the NYAG Lawsuit, various state regulators and attorneys general initiated investigations relating to the conduct alleged in the NYAG Lawsuit. Civil actions were filed against MMC, Marsh and certain Marsh subsidiaries by the State of Connecticut in January 2005, the State of Florida in March 2005 and the State of Ohio in August 2007. The complaints in these actions sought a variety of monetary damages and injunctive and other equitable relief and were based on a variety of legal theories, including unfair trade practices, antitrust, negligent misrepresentation, breach of fiduciary duty and state RICO laws. In the fourth quarter of 2008, MMC entered into a settlement with attorneys general in the states of Florida, Hawaii, Maryland, Michigan, Oregon, Texas and West Virginia; the Commonwealths of Massachusetts and Pennsylvania; and the Florida Department of Financial Services and the Florida Office of Insurance Regulation. As part of that settlement, the civil lawsuit brought by the State of Florida has been dismissed. The actions by the State of Connecticut and the State of Ohio, which assert claims based on unfair trade practices and antitrust, remain pending.

Numerous private party lawsuits have been commenced against MMC, one or more of its subsidiaries, and their current and former directors and officers, relating to matters alleged in the NYAG Lawsuit. These lawsuits include the following:

Policyholder Claims

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Various putative class actions purportedly brought on behalf of policyholders were consolidated into two actions in the U.S. District Court for the District of New Jersey (one on behalf of a purported class of “commercial” policyholders and the second on behalf of a purported class of “employee benefit” policyholders). The actions alleged a variety of legal theories, including those related to state tort, contract, fiduciary duty, federal and state antitrust and RICO theories, and sought a variety of remedies, including unspecified monetary damages, treble damages, disgorgement, restitution, punitive damages, declaratory and injunctive relief, and attorneys’ fees and costs. The court dismissed all of the federal antitrust and RICO claims and all of the state law claims asserted in both actions, and the plaintiffs appealed. In June 2008, plaintiffs and the Marsh defendants entered into an agreement to settle the commercial and employee benefit policyholder putative class actions using the remainder available from the $850 million fund created in connection with the settlement of the NYAG Lawsuit. The court approved the settlement on February 18, 2009.

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In July 2007, two putative class actions against MMC, Marsh, certain insurers and other insurance brokers purportedly brought on behalf of policyholders were filed in the U.S. District Courts for the Southern District of Florida and the Southern District of New York. These actions relate to the same practices alleged in the NYAG Lawsuit, but with respect to insurance coverage placed with Certain Underwriters at Lloyd’s, London. These actions have been transferred to the District of New Jersey.

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Four class or representative actions on behalf of policyholders are pending in state courts. Nineteen actions instituted by individual policyholders and others are pending in federal and state courts relating to matters alleged in the NYAG Lawsuit. Two putative class actions and an individual policyholder action are pending in Canada.

Shareholder Claims

Following the announcement of the NYAG Lawsuit and related actions taken by MMC, MMC’s stock price dropped from approximately $45 per share to a low of approximately $22.75 per share. The number of shares outstanding at the time was approximately 526 million. The plaintiffs in the securities claims described below have asserted damages in the billions of dollars.

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A purported securities class action against MMC, Marsh and certain of their former officers is pending in the U.S. District Court for the Southern District of New York. Plaintiffs make factual allegations similar to those asserted in the NYAG Lawsuit, including that MMC artificially inflated its share price by making misrepresentations and omissions relating to Marsh’s market service agreements and business practices. Plaintiffs also allege that MMC failed to disclose alleged anti-competitive and illegal practices at Marsh, such as “bid-rigging” and soliciting fictitious quotes. Plaintiffs allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Section 11 of the Securities Act of 1933 and seek unspecified damages. MMC has responded to the complaint and discovery in this matter is ongoing.

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Three individual shareholder actions against MMC and others were pending in state courts. All three of the actions have been dismissed; the plaintiffs in each action either have appealed or may appeal.

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A purported ERISA class action is pending against MMC and various current and former employees, officers and directors in the U.S. District Court for the Southern District of New York on behalf of participants and beneficiaries of an MMC retirement plan. The complaint alleges, among other things, that in light of the alleged misconduct described in the NYAG Lawsuit, the defendants knew or should have known that the investment of the plan’s assets in MMC stock was imprudent, that certain defendants failed to provide plan participants with complete and accurate information about MMC stock, that certain defendants responsible for selecting, removing and monitoring other fiduciaries did not comply with ERISA, and that MMC knowingly participated in other defendants’ breaches of fiduciary duties. The complaint seeks, among other things, unspecified compensatory damages, injunctive relief and attorneys’ fees and costs. Discovery is underway in this matter.

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Several shareholder derivative actions are pending against MMC’s current and former directors and officers. Most of these actions have been consolidated into two proceedings, one in the Court of Chancery of the State of Delaware, and one in the U.S. District Court for the Southern District of New York. These actions allege, among other things, breach of fiduciary duties with respect to the alleged misconduct described in the NYAG Lawsuit, and that the defendants are liable for and must contribute to or indemnify MMC for any related damages MMC has suffered. The consolidated action in federal court in New York has been stayed in favor of the state derivative action in Delaware, which remains in its preliminary stages.

Other Claims

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A shareholder derivative suit pending in the Delaware Court of Chancery against the directors and officers of American International Group, Inc. (“AIG”) names as additional defendants MMC, Marsh, certain Marsh subsidiaries and certain former officers and employees. The suit alleges that the MMC and Marsh defendants engaged in conspiracy and fraud with respect to the alleged misconduct described in the NYAG Lawsuit, and that the MMC and Marsh corporate defendants aided and abetted current and former directors and officers of AIG in breaching their fiduciary duties to AIG with respect to AIG’s participation in the alleged misconduct. The complaint seeks damages including the return of all contingent commissions paid by AIG to MMC and Marsh. The MMC and Marsh corporate defendants have moved to dismiss the claims.

Other Governmental Inquiries and Claims Relating to MMC and its Subsidiaries

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In December 2007, the Alaska Retirement Management Board filed a civil lawsuit against Mercer (US) Inc. in Alaska state court for alleged professional negligence in actuarial services that Mercer provided to the Alaska Division of Retirement and Benefits relating to the Alaska Public Employees Retirement System and the Alaska Teachers Retirement System. The complaint alleges damages of “at least $1.8 billion.” Discovery is underway in this matter.

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In October 2007, the State of Connecticut brought a civil action against Guy Carpenter in Connecticut state court, alleging that Guy Carpenter violated the state’s antitrust and unfair trade practices laws by engaging in allocation of markets, price-fixing and other allegedly improper conduct by taking part in the operation of several reinsurance facilities over a period of decades. The complaint alleges damages to Guy Carpenter’s insurance company clients and their customers, as well as to the general economy of Connecticut, and seeks monetary damages, civil penalties, attorneys’ fees, costs and injunctive and other equitable relief. Discovery is underway in this matter.

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In March 2006, Milwaukee County and the Employees Retirement System of the County of Milwaukee and its Pension Board filed a civil lawsuit against Mercer (US) Inc. in the U.S. District Court for the Eastern District of Wisconsin alleging professional negligence in the provision of actuarial services and seeking damages in excess of $300 million. The court has denied a summary judgment motion by Mercer seeking dismissal of the plaintiffs’ claims. This case is scheduled for trial beginning May 2009.

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Our activities are regulated extensively under the laws of the United States and its various states, the European Union and its member states, and the other jurisdictions in which we operate. Therefore, in the ordinary course of business, in addition to private party lawsuits, we may be subject to investigations, lawsuits and/or other regulatory actions undertaken by governmental authorities.

Putnam-Related Matters

On August 3, 2007, Great-West Lifeco Inc. (“GWL”) completed its purchase of Putnam Investments Trust. Under the terms of the stock purchase agreement with GWL, a copy of which was included as an exhibit to MMC’s Current Report on Form 8-K filed on February 1, 2007, MMC agreed to indemnify GWL in the future with respect to certain Putnam-related litigation and regulatory matters. The matters described below directly involve MMC and/or may be subject to these indemnification obligations:

“Market-timing” Related Matters

In 2003 and 2004, Putnam entered into settlements with the SEC and the Commonwealth of Massachusetts with respect to excessive short-term trading by, among others, certain former Putnam employees in shares of the Putnam mutual funds (the “Putnam Funds”).

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MMC and Putnam were named in a substantial number of civil complaints, filed in various state and federal courts, alleging “market-timing” and, in some cases, “late trading” activities. The actions filed in or removed to federal court have been transferred, along with actions against other mutual fund complexes, to the U.S. District Court for the District of Maryland. The following summarizes the consolidated matters pending in the District of Maryland:

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Two putative class actions by investors in certain Putnam Funds are pending against Putnam. One action asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Section 36(b) of the Investment Company Act of 1940. The other action purports to assert derivative claims on behalf of all Putnam Funds under Section 36(b) of the Investment Company Act. Both suits seek to recover unspecified damages allegedly suffered by the Putnam Funds and their investors as a result of purported market-timing and late trading activity in certain Putnam Funds. On December 30, 2008, the court granted in part Putnam’s motion for summary judgment in the non-derivative action, and denied plaintiffs’ motion for class certification pending resolution of all summary judgment issues. In the derivative action, the court denied Putnam’s motion for summary judgment.

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A complaint asserting shareholder derivative claims, purportedly on behalf of MMC, was filed against current and former members of MMC’s Board of Directors, two of Putnam’s former officers, and MMC as a nominal defendant. This action alleges violation of fiduciary duties in failing to provide oversight regarding market-timing in the Putnam Funds. This action has been stayed pursuant to an agreement of the parties.

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MMC, Putnam, and certain of their current and former officers, directors and employees are defendants in purported ERISA class actions, one brought by participants in an MMC retirement plan and the other brought by participants in a Putnam retirement plan. The actions allege, among other things, that, in view of the market-timing that was allegedly allowed to occur at Putnam, the investment of the plans’ funds in MMC stock and the Putnam Funds was imprudent and constituted a breach of fiduciary duties to plan participants. Both actions seek unspecified damages and equitable relief. Following a September 2006 dismissal of the action regarding the Putnam plan, the plaintiff appealed the decision to the Fourth Circuit Court of Appeals. In June 2008, the appellate court reversed the dismissal and remanded the case for further proceedings.

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Certain Putnam entities were named as defendants in a suit brought in the District Court of Travis County, Texas by a former institutional client, the Employee Retirement System of Texas. Plaintiff alleged that Putnam breached its investment management advisory agreement and did not make appropriate disclosures regarding alleged market-timing activity at the time the investment management advisory agreement was executed. The majority of plaintiff’s claims were dismissed or withdrawn in January 2008. The trial court dismissed plaintiff’s remaining claim for breach of contract in June 2008. Plaintiffs have appealed the dismissals and Putnam has appealed an adverse ruling on its counterclaim for unpaid management fees.

Other Contingencies Relating to MMC and its Subsidiaries

Errors and Omissions Claims

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MMC and its subsidiaries are subject to a significant number of other claims, lawsuits and proceedings in the ordinary course of business. Such claims and lawsuits consist principally of alleged errors and omissions in connection with the performance of professional services. Certain of these claims, including the actions filed against Mercer by the State of Alaska and the County of Milwaukee, seek damages, including punitive damages, in amounts that could, if awarded, be significant. MMC has varying levels of third-party insurance coverage, depending on the policy year. To the extent that expected losses exceed MMC’s retention in any policy year, MMC records an asset for the amount that MMC expects to recover under any available third-party insurance programs. The policy limits and coverage terms of the third-party insurance vary to some extent by policy year, but MMC is not aware of coverage defenses or other obstacles to coverage that would limit recoveries in years prior to policy year 2001-2002 in a material amount. In policy years subsequent to 2001-2002, the availability of third-party insurance has declined significantly, such that the Company has, for example, limited third-party insurance for the claims asserted by the State of Alaska and the County of Milwaukee. MMC utilizes internal actuarial and other estimates, and case level reviews by inside and outside counsel, to establish loss reserves, in accordance with SFAS No. 5 (“Accounting for Contingencies”), to provide for its loss retention. These reserves are reviewed quarterly and adjusted as developments warrant.

Guarantees

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In connection with its acquisition of U.K.-based Sedgwick Group in 1998, MMC acquired several insurance underwriting businesses that were already in run-off, including River Thames Insurance Company Limited (“River Thames”), which MMC sold in 2001. Sedgwick guaranteed payment of claims on certain policies underwritten through the Institute of London Underwriters (the “ILU”) by River Thames. The policies covered by this guarantee are reinsured up to £40 million by a related party of River Thames. Payment of claims under the reinsurance agreement is collateralized by segregated assets held in a trust. As of December 31, 2008, the reinsurance coverage exceeded the best estimate of the projected liability of the policies covered by the guarantee. To the extent River Thames or the reinsurer is unable to meet its obligations under those policies, a claimant may seek to recover from MMC under the guarantee.

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From 1980 to 1983, MMC owned indirectly the English & American Insurance Company (“E&A”), which was a member of the ILU. The ILU required MMC to guarantee a portion of E&A’s obligations. After E&A became insolvent in 1993, the ILU agreed to discharge the guarantee in exchange for MMC’s agreement to post an evergreen letter of credit that is available to pay claims by policyholders on certain E&A policies issued through the ILU and incepting between July 3, 1980 and October 6, 1983. In April 2006, a lawsuit was commenced in the Commercial Court in London against MMC and the ILU by an assignee of an E&A policyholder that purported to have a claim against the MMC letter of credit in the amount of approximately $8.5 million and sought a judicial declaration of its rights as an assignee of a policyholder claim. MMC contested the claim and the lawsuit was discontinued by the plaintiff in May 2007. MMC expects the plaintiff or others to continue to pursue this claim against the MMC letter of credit. MMC anticipates that additional claimants may seek to recover against the letter of credit.

The proceedings and other matters described in this Note 16 on Claims, Lawsuits and Other Contingencies may expose MMC to liability for significant monetary damages and other forms of relief. Where a loss is both probable and reasonably estimable, MMC has established reserves in accordance with SFAS No. 5, “Accounting for Contingencies”. Except as specifically set forth above, MMC’s management is unable, at the present time, to provide a reasonable estimate of the range of possible loss attributable to the foregoing matters or the impact they may have on MMC’s consolidated results of operations or financial position (over and above MMC’s existing loss reserves) or MMC’s cash flows (to the extent not covered by insurance). This is primarily because many of these cases remain in their early stages and only limited discovery has taken place. Adverse determinations in one or more of the matters discussed above could have a material impact on MMC’s financial condition, results of MMC’s operations or cash flows in a future period.

17. Segment Information

MMC’s organization structure and segment reporting is based on the types of services provided. Under this organizational structure, MMC’s business segments are:

¡	Risk and Insurance Services, comprising insurance services (Marsh) and reinsurance services (Guy Carpenter);

¡	Consulting, comprising Mercer and Oliver Wyman Group; and

¡	Risk Consulting & Technology, which is comprised of Kroll.

The accounting policies of the segments are the same as those used for the consolidated financial statements described in Note 1. The information in the following table excludes the results of Putnam, KGS, Kroll Security International, Crump, Price Forbes and SCMS, which are classified as discontinued operations as described in Note 5. Revenues are attributed to geographic areas on the basis of where the services are performed. Segment performance is evaluated based on segment operating income, which includes directly related expenses, and charges or credits related to integration and restructuring but not MMC corporate-level expenses.

Selected information about MMC’s operating segments and geographic areas of operation follows:

For the Years Ended December 31, (In millions of dollars)	Revenue		Operating Income (Loss)		Total Assets		Depreciation and Amortization	Capital Expenditures
2008–
Risk and Insurance Services	$5,466	(a)	$ 460		$7,704		$188	$135
Consulting	5,196	(b)	555		4,156		111	113
Risk Consulting & Technology	924	(c)	(512	)(f)	1,887		81	50
Total Operating Segments	11,586		503		13,747		380	298
Corporate/Eliminations	(68)		(255)		1,459	(e)	23	89
Assets of Discontinued Operations	—		—		—		—	—
Total Consolidated	$11,518		$ 248		$15,206		$403	$387

2007—
Risk and Insurance Services	$5,400	(a)	$ 342		$9,091		$214	$136
Consulting	4,884	(b)	606		4,438		94	99
Risk Consulting & Technology	945	(c)	106		2,538		79	43
Total Operating Segments	11,229		1,054		16,067		387	278
Corporate/Eliminations	(94)		(200)		1,292	(e)	19	85
Assets of Discontinued Operations	—		—		—		—	—
Total Consolidated	$11,135		$ 854		$17,359		$406	$363

2006—
Risk and Insurance Services	$5,263	(a)	$ 477		$9,651		$230	$133
Consulting	4,224	(b)	465		3,804		92	88
Risk Consulting & Technology	926	(c)	135		2,363		89	46
Total Operating Segments	10,413		1,077		15,818		411	267
Corporate/Eliminations	(120)		(137	)(d)	398	(e)	11	6
Assets of Discontinued Operations	—		—		1,921		—	34
Total Consolidated	$10,293		$ 940		$18,137		$422	$307

(a)

Includes inter-segment revenue ($5 million in 2008, $7 million in 2007 and $0 million in 2006) and interest income on fiduciary funds ($139 million in 2008, $177 million in 2007 and $168 million in 2006).

(b)	Includes inter-segment revenue ($52 million in 2008, $79 million in 2007 and $108 million in 2006).
(c)	Includes inter-segment revenue ($11 million in 2008, $8 million in 2007 and $12 million in 2006).
(d)	Corporate expenses in 2006 include a $74 million credit for the gain from the sale of five (5) floors of MMC’s New York headquarters building.
(e)	Corporate assets primarily include insurance recoverables, pension related assets, the owned portion of MMC’s headquarters building and intercompany eliminations.
(f)	Includes a goodwill impairment charge of $540 million.

Details of Operating Segment Revenue are as follows:

For the Years Ended December 31, (In millions of dollars)	2008	2007	2006
Risk and Insurance Services
Marsh	$4,632	$4,498	$4,383
Guy Carpenter	834	902	880
Total Risk and Insurance Services	5,466	5,400	5,263
Consulting
Mercer	3,642	3,368	3,020
Oliver Wyman Group	1,554	1,516	1,204
Total Consulting	5,196	4,884	4,224
Risk Consulting & Technology	924	945	926
Total Operating Segments	$11,586	$11,229	$10,413
Corporate/Eliminations	(68)	(94)	(120)
Total	$11,518	$11,135	$10,293

Information by geographic area is as follows:

For the Years Ended December 31, (In millions of dollars)	2008	2007	2006
Revenue
United States	$5,329	$5,337	$5,182
United Kingdom	1,984	2,099	1,990
Continental Europe	2,064	1,794	1,540
Other	2,209	1,999	1,701
	11,586	11,229	10,413
Corporate/Eliminations	(68)	(94)	(120)
	$11,518	$11,135	$10,293
December 31, (In millions of dollars)	2008	2007	2006
Fixed Assets, Net
United States	$603	$585	$593
United Kingdom	148	208	224
Continental Europe	86	90	80
Other	132	109	93
	$969	$992	$990

18.    Subsequent Events

In the second quarter of 2009, Kroll completed the sale of Kroll Government Services (“KGS”), its U.S. government security clearance screening business. KGS was part of the Kroll reporting unit. As a result of the sale, MMC allocated goodwill between KGS (the portion of the reporting unit sold) and Kroll (the portion of the reporting unit retained), based on the relative fair value of the two units. In addition, as required under GAAP, MMC evaluated the portion of the reporting unit retained for potential impairment. Fair value was estimated using a market approach, based on management’s latest projections and outlook for the businesses in the current environment. This fair value determination was categorized as level 3 in the fair value hierarchy. On the basis of the step one impairment test, MMC concluded that goodwill in the reporting unit was impaired. Due to the timing of the trigger event and subsequent completion of the step one test, MMC was unable to fully complete the required step two portion of the impairment assessment prior to the issuance of its second quarter 2009 financial statements. A step two impairment test, which under SFAS 142 is required to be completed after an impairment is indicated in a step one test, requires a complete re-valuation of all assets and liabilities of the reporting units in the same manner as a business combination. MMC will finalize the second step of the goodwill impairment assessment in the third quarter of 2009. However, a preliminary estimate of the step two assessment has been made. The non-cash charge of $315 million recorded by MMC represents management’s best estimate of the goodwill impairment at June 30, 2009 and comprises the excess of the carrying value over the fair value in the step one test, and an estimate of an incremental impairment amount which may result from the completion of the step two test. This charge is not reflected in the consolidated financial statements as of and for the period ended December 31, 2008. The ultimate amount of impairment may be greater or less than the estimate recorded in the second quarter of 2009.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Marsh & McLennan Companies, Inc.

New York, New York

We have audited the accompanying consolidated balance sheets of Marsh & McLennan Companies, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and of cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Marsh & McLennan Companies, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the accompanying financial statements have been retrospectively adjusted for discontinued operations.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated February 27, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

New York, New York

February 27, 2009

August 28, 2009 as to Notes 1, 2, 5, 7, 17 and 18

Marsh & McLennan Companies, Inc. and Subsidiaries

SELECTED QUARTERLY FINANCIAL DATA AND

SUPPLEMENTAL INFORMATION (UNAUDITED)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In millions of dollars, except per share figures)
2008:
Revenue	$3,024	$3,033	$2,819	$2,642
Operating (loss) income	$(90)	$180	$64	$94
(Loss) income from continuing operations	$(213)	$55	$17	$72
(Loss) income from discontinued operations	$6	$12	$(22)	$11
Net (loss) income attributable to MMC	$(210)	$65	$(8)	$80

Basic Per Share Data:
(Loss) income from continuing operations	$(0.40)	$0.10	$0.03	$0.14
Income (loss) from discontinued operations	$0.01	$0.02	$(0.05)	$0.02
Net (loss) income attributable to MMC	$(0.39)	$0.12	$(0.02)	$0.16

Diluted Per Share Data:
(Loss) income from continuing operations	$(0.42)	$0.10	$0.03	$0.13
Income (loss) from discontinued operations	$0.02	$0.02	$(0.05)	$0.02
Net (loss) income attributable to MMC	$(0.40)	$0.12	$(0.02)	$0.15
Dividends Paid Per Share	$0.20	$0.20	$0.20	$0.20

2007:
Revenue	$2,748	$2,775	$2,702	$2,910
Operating income	$335	$243	$115	$161
Income from continuing operations	$229	$145	$83	$100
Income (loss) from discontinued operations	$40	$35	$1,866	$(9)
Net income attributable to MMC	$268	$177	$1,945	$85

Basic Per Share Data:
Income from continuing operations	$0.40	$0.25	$0.14	$0.18
Income (loss) from discontinued operations	$0.08	$0.06	$3.41	$(0.02)
Net income attributable to MMC	$0.48	$0.31	$3.55	$0.16

Diluted Per Share Data:
Income from continuing operations	$0.40	$0.25	$0.14	$0.18
Income (loss) from discontinued operations	$0.07	$0.06	$3.40	$(0.02)
Net income attributable to MMC	$0.47	$0.31	$3.54	$0.16
Dividends Paid Per Share	$0.19	$0.19	$0.19	$0.19

As of February 20, 2009, there were 8,505 stockholders of record.